Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

among

SPECIALIZED TECHNOLOGY RESOURCES, INC.,

as the Seller,

UNDERWRITERS LABORATORIES INC.,

as the Buyer,

and

STR HOLDINGS, INC.

Dated as of August 15, 2011

i

(Continued)

(Continued)

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		Page

Section 10.19	Counterparts	62
Section 10.20	Facsimile Signature	63
Section 10.21	Time of Essence	63
Section 10.22	No Presumption Against Drafting Party	63
Section 10.23	Parent Obligations	63

(Continued)

[Schedules (or similar attachments) have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The schedules will be provided to the Securities and Exchange Commission upon request.]

EXHIBITS
Exhibit A	Assignment Agreements
Exhibit B	Contribution Agreement
Exhibit C	Foreign Contribution Agreement
Exhibit D	Lease Agreement
Exhibit E	Trademark License Agreement
Exhibit F	Transition Services Agreement

SCHEDULES

Schedule 1.1(a)	Additional Business Employees
Schedule 1.1(b)	Buyer Required Consents
Schedule 1.1(c)	Knowledge Group of the Seller
Schedule 1.1(d)	Scheduled Maximum Closing Cash and Scheduled Minimum Closing Cash
Schedule 2.3(a)	Net Working Capital Principles

DISCLOSURE SCHEDULES

Schedule 3.1(a)	Organization and Qualification
Schedule 3.3(a)	No Conflict
Schedule 3.3(b)	Filings and Consents
Schedule 3.4	Equity Interests
Schedule 3.5	Capitalization
Schedule 3.8(a)	Financial Statements
Schedule 3.9	Absence of Certain Changes or Events
Schedule 3.11	Litigation
Schedule 3.12(a)	Employee Benefit Plans
Schedule 3.12(f)	Non-US Plans
Schedule 3.13	Business Employees
Schedule 3.14	Insurance
Schedule 3.15(a)	Owned Real Property
Schedule 3.15(b)	Leased Real Property
Schedule 3.15(c)	Exceptions to Leased Real Property
Schedule 3.16(b)(i)	Registered IP
Schedule 3.16(b)(ii)	Material Unregistered IP
Schedule 3.16(c)	License Agreements
Schedule 3.16(d)	Exceptions to Computer Codes
Schedule 3.16(e)	Exceptions to Publicly Available Software
Schedule 3.16(i)	IP Proceedings

v

(Continued)

Schedule 3.17(b)	Tax Payments
Schedule 3.17(c)	Tax Proceedings
Schedule 3.17(g)	Consolidated Group Members
Schedule 3.17(j)	Wholly-Owned Subsidiaries
Schedule 3.17(n)(i)	Controlled Foreign Corporations
Schedule 3.17(n)(ii)	Pass-Through Interests
Schedule 3.18	Environmental Matters
Schedule 3.19	Material Contracts
Schedule 3.20	Accreditations
Schedule 3.21	Seller Brokers
Schedule 3.23	Absence of Certain Business Practices
Schedule 5.1	Conduct of Business Prior to the Closing
Schedule 5.1(k)	Capital Expenditure Budget
Schedule 5.15	Errors & Omissions Insurance

EQUITY PURCHASE AGREEMENT

EQUITY PURCHASE AGREEMENT, dated as of August 15, 2011 (this “Agreement”), among Specialized Technology Resources, Inc., a Delaware corporation (the “Seller”), Underwriters Laboratories Inc., a Delaware non-stock corporation (the “Buyer”), and STR Holdings, Inc., a Delaware corporation (the “Parent”).

RECITALS

A.            The Seller and its Subsidiaries conduct a world-wide quality assurance business providing inspection, testing, auditing and consulting services to third-party customers regarding safety, regulatory, quality, performance, social and ethical standards (the “Business”).

B.            The Seller owns 100% of the issued and outstanding equity interests (the “Equity Interests”) of Nutmeg Holdings, LLC, a Delaware limited liability company (“DomesticCo”), and STR International, LLC, a Delaware limited liability company (“ForeignCo”).

C.            The Seller wishes to contribute to DomesticCo and ForeignCo the assets and liabilities of the Business, including the equity interests in certain direct and indirect Subsidiaries of the Seller (such Subsidiaries, together with DomesticCo, ForeignCo and their respective Subsidiaries, the “Companies”), upon the terms of the Contribution Agreement and the Foreign Contribution Agreement (the “Contribution”).

D.            Immediately following the Contribution, the Seller wishes to sell to the Buyer (or its designee), and the Buyer (or its designee) wishes to purchase from the Seller, the Equity Interests.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, audit, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Assignment Agreements, the Trademark License Agreement, the Transition Services Agreement, the Contribution Agreement, the Foreign Contribution Agreement and the Lease Agreement.

“Assignment Agreements” means assignment agreements in the form attached hereto as Exhibit A by and between the Seller and a member of the Buyer Group.

“Assumed Liabilities” shall have the meaning ascribed to such term in the Contribution Agreement.

“Assumed Pre-Closing Liabilities” shall have the meaning ascribed to such term in the Contribution Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employees” means (i) all individuals employed by the Seller or any of its Subsidiaries as of the date hereof whose duties relate exclusively to the Business, (ii) all other individuals employed by any of the Companies and (iii) the individuals listed on Schedule 1.1(a).

“Business Material Adverse Effect” means any event, change, occurrence or effect that would (a) have a material adverse effect on the assets, properties, business, financial condition or results of operations of the Business, taken as a whole or (b) prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, other than any event, change, occurrence or effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, unless such changes disproportionately affect the Business, (ii) general changes or developments in any of the industries in which the Business operates, including increased competition, unless such changes disproportionately affect the Business, (iii) changes in exchange rates or interest rates or policy announcements or regulatory changes related to exchange rates or interest rates, (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, unless such changes disproportionately affect the Business, (v) any failure by the Business to meet any published analyst estimates or expectations of the Business’ revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Business to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Business Material Adverse Effect” may be taken into account in determining whether there has been a Business Material Adverse Effect), (vi) any outbreak or escalation of hostilities or war or any act of terrorism, unless such development disproportionately affects the Business, (vii) the announcement or performance of this Agreement and the transactions contemplated hereby, (vii) any action taken by the Seller, (A) at the request of or with the consent of the Buyer or (B) as required pursuant to the terms of this Agreement, or (viii) the Buyer’s failure to provide consent as and when required under Section 5.1.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Buyer Required Consents” means the consents set forth on Schedule 1.1(b).

“Cash” means, all cash, cash equivalents and marketable securities, held by, or on behalf of any of the Companies.  For the avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts and (ii) include checks and drafts deposited for the account of any of the Companies.

“Closing Cash” means the documented balance of all Cash held by a particular Company as of the open of business on the Closing Date, after giving effect to payment by such Company of Transaction Costs, plus all dividends and distributions (net of applicable withholding Taxes) payable to such Company after the Closing Date but declared before the Closing Date, minus the amount of all dividends and distributions (including applicable withholding Taxes) payable by such Company after the Closing Date but declared before the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Assets” shall have the meaning ascribed to such term in the Contribution Agreement.

“Contribution Agreement” means the contribution agreement in the form attached hereto as Exhibit B by and between DomesticCo and the Seller.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).

“Excluded Assets” shall have the meaning ascribed to such term in the Contribution Agreement.

“Excluded Liabilities” shall have the meaning ascribed to such term in the Contribution Agreement.

“Excluded Taxes” shall have the meaning ascribed to such term in the Contribution Agreement.

“Foreign Contribution Agreement” means the contribution agreement in the form attached hereto as Exhibit C by and between ForeignCo and the Seller.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Income Tax” (and, with the correlative meaning, “Income Taxes”) means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital or, net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related Tax in the form of penalties or interest.

“Intellectual Property” means all of the following in the United States or any other jurisdiction anywhere in the world and all intellectual property rights relating thereto:  (i) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, corporate names, internet domain names and other source or business identifiers (and all translations, adaptations, derivations and combinations of the foregoing), together with the goodwill symbolized by any of the foregoing, and all registrations thereof and applications for such registration; (ii) patents, patent applications, patent disclosures and rights in respect of utility models or industrial designs; (iii) copyrights (including, without limitation, copyrights in computer software programs), works of authorship and design rights, other copyrightable works, including copyrights in any proprietary testing protocols, and all registrations therefor and applications for such registration; (iv) computer software (including without limitation source code, executable code, data, databases and documentation); (v) all confidential and proprietary information, including, without limitation, know-how and trade secret rights and technologies, techniques, processes, discoveries, concepts, ideas, research and development, formulae, patterns, inventions, compilations, compositions, manufacturing and production processes, program, device, method, technical data, procedures, designs, recordings, graphs, drawings, reports, analyses, specifications, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Seller means the actual knowledge of the persons listed in Schedule 1.1(c) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree, order or any other legal requirement of any Governmental Authority.

“Lease Agreement” means the lease agreement in the form attached hereto as Exhibit D by and between DomesticCo and a Subsidiary of the Seller.

“Leased Real Property” means the real property leased by any of the Companies as tenant (other than the real property leased by DomesticCo pursuant to the Lease Agreement), or that is part of the Contributed Assets, together with the right, title and interest of the Seller (with respect to the Contributed Assets) or any Company in or to all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Net Working Capital Principles” means the accounting principles, policies and practices reflected on Schedule 2.3(b).

“Nominee Shares” means the shares of capital stock or other equity or ownership interest of any Company (other than CTC Asia Limited and STR France) not held by the Seller or any of its Subsidiaries prior to the Closing.

“Owned Real Property” means the real property owned by any of the Companies or that is part of the Contributed Assets, together with the right, title and interest of the Seller (with respect to the Contributed Assets) or any Company in or to all buildings and other structures, facilities or improvements currently or as of the Closing Date located thereon and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrance” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings to the extent adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or any of the Companies or the validity or amount of which is being contested in good faith by appropriate proceedings, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities and (v) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of, or materially detract from the value as used in the Business of, the assets of the Companies and the Contributed Assets, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Period” means any Tax period that ends on or before the Closing Date.

“Representatives” means, with respect to any Person, the officers, directors, employees, agents, accountants, advisors, bankers and other representatives of such Person.

“Return” means any return, declaration, report, statement, claim for refund or information return or statement and other document (including any elections) filed with respect to Taxes, including any schedule or attachment thereto, and any amendments submitted to (or required under applicable Laws to be submitted to) a Governmental Authority or third party.

“Scheduled Maximum Closing Cash” means, with respect to a particular Company, the amount of Cash set forth opposite such Company’s name in the column titled “Scheduled Maximum Closing Cash” on Schedule 1.1(d).

“Scheduled Minimum Closing Cash” means, with respect to a particular Company, the amount of Cash set forth opposite such Company’s name in the column titled “Scheduled Minimum Closing Cash” on Schedule 1.1(d).

“Seller Board” means the Board of Directors of the Seller.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Shared Pre-Closing Losses” means any and all Losses incurred by the Seller Indemnified Parties or the Buyer Indemnified Parties to the extent resulting from any Assumed Pre-Closing Liabilities, except for claims or causes of action with respect to which the Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 8.2(a) or Article VI.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person and with respect to DomesticCo and ForeignCo as of the date hereof, in addition to the foregoing, any Person which will be a Subsidiary of DomesticCo and ForeignCo as of the Closing after giving effect to the transactions contemplated by the Contribution Agreement and the Foreign Contribution Agreement.

“Taxes” means any (a) net income, capital gains, gross income, gross receipts, net receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, unemployment, excise, goods and services, severance, stamp, occupation, premium, property, unclaimed property, social security, environmental (including Code Section 59A), alternative or add-on, value added, registration, windfall profits or any other taxes or customs duties imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable Laws with respect to taxes, in each case, whether disputed or not; (b) any liability of the Companies for payment of the amounts described in clause (a) arising as a result of being (or ceasing to be) a member of a affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of applicable Laws or being included in any Return of any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of applicable Laws; or (c) any liability of the Companies for the payment of amounts described in clause (a) as a result of joint and several, transferee, successor, or contractual liability.

“Trademark License Agreement” means the trademark license agreement in the form attached hereto as Exhibit E by and among the Seller and DomesticCo.

“Transaction Costs” means all fees, costs and expenses incurred by the Companies in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (whether incurred prior to or after the date hereof), including fees and expenses payable to all actuaries, attorneys, accountants, consultants, financial advisors and other advisors and bankers’, brokers’ or finders’ fees for persons not engaged by the Buyer.

“Transition Services Agreement” means the transition services agreement in the form attached hereto as Exhibit F by and between the Buyer and the Seller.

Section 1.2             Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Accreditations	3.20
Acquired Entity	5.12(b)(i)
Aggregate Cash Overage	2.3(b)
Agreement	Preamble
Allocation	6.3(b)
Arbitration Panel	10.10(a)
Balance Sheet	3.8(a)
Business	Recitals
Business Confidential Information	5.8(b)
Buyer	Preamble
Buyer Group	2.2(b)
Buyer Indemnified Parties	8.2
Buyer Prepared Returns	6.2(b)
Buyer Related Party Nominee Shares	5.16
Cap	8.6(b)(i)
Closing	2.2(a)
Closing Balance Sheet	2.3(b)
Closing Date	2.2(a)
Closing Net Working Capital	2.3(b)
Commonly Controlled Entity	3.12(d)
Companies	Recitals
Company Cash Overage	2.3(b)
Company IP	3.16(a)
Competing Business	5.12(a)
Computer Codes	3.16(d)
Confidentiality Agreement	5.8(a)
Continuing Employees	5.11(b)
Contribution	Recitals
Core Representations	8.1
Deductible Amount	8.6(b)(ii)
Disclosure Schedules	Article III
Disputed Return	6.2(f)
DomesticCo	Recitals
Employee Plans	3.12(a)
Environmental Laws	3.18(i)(i)
Environmental Permits	3.18(i)(ii)

Definition	Location

Environmental Representations	8.1
Equity Interests	Recitals
ERISA	3.12(a)
Estimated Excess Cash	2.3(a)
Estimated Net Working Capital	2.3(a)
Estimated Purchase Price	2.3(a)
Excess Cash	2.3(b)
Excess Cash Calculation	2.3(b)
Financial Advisor	3.21
Financial Statements	3.8(a)
ForeignCo	Recitals
HSR Act	3.3(b)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Independent Accounting Firm	2.3(d)
Interim Financial Statements	3.8(a)
Licensed IP	3.16(c)
Losses	8.2
Material Contracts	3.19(a)
Maximum Adjustment Amount	2.3(e)(i)
Minimum Adjustment Amount	2.3(e)(ii)
Minimum Loss Amount	8.6(b)(ii)
Non-US Plans	3.12(f)
Notice of Disagreement	2.3(c)
Owned IP	3.16(a)
Owned Software	3.16(b)
Parent	Preamble
Permits	3.10(c)
Post-Closing Nominee Shares	5.16
Potential Contributor	8.7
Publicly Available Software	3.16(e)
Purchase Price	2.1
Real Property Leases	3.15(b)
Registered IP	3.16(b)
Repatriation Deduction	2.3(b)
Restricted Entities	5.12(a)
Section 338(h)(10) Election	6.3(a)
Securities Act	4.6
Seller	Preamble
Seller Indemnified Parties	8.3
Seller Permits	3.10(b)
Seller Prepared Returns	6.2(a)
Tax Matter	6.7(a)
Tax Representations	8.1
Termination Date	9.1(c)

Definition	Location

Third Party Claim	8.5(a)
Transfer Taxes	6.6
Transition Services Confidential Information	5.8(b)

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale of the Equity Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Equity Interests to the Buyer (or its designee) and the Buyer (or its designee) shall purchase and acquire the Equity Interests from the Seller, for an aggregate purchase price equal to U.S.$275,000,000, as adjusted pursuant to Section 2.3 (the “Purchase Price”).

Section 2.2             Closing.

(a)           The sale and purchase of the Equity Interests shall take place at a closing (the “Closing”) to be held at the offices of the Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m., local time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”  The effective time of the Closing for tax, operational and all other matters will be deemed to be 11:59 p.m. (local time) on the Closing Date in each relevant jurisdiction.

(b)           At the Closing, (i) the Buyer shall be entitled to designate one or more of its Subsidiaries or Affiliates to purchase any of the Equity Interests (each of the Buyer and any Person designated by the Buyer in accordance with this clause, a member of the “Buyer Group”); (ii) the Buyer (on behalf of itself and/or on behalf of any designee of Buyer) shall deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to the Estimated Purchase Price in immediately available funds in United States dollars and (iii) the Seller shall deliver or cause to be delivered to the applicable member of the Buyer Group, the Equity Interests by delivery of executed Assignment Agreements.

Section 2.3             Adjustment of Purchase Price.

(a)           At least three (3) days prior to the Closing Date, the Seller shall deliver to the Buyer a good faith estimate of (i) the Closing Net Working Capital as of the Closing Date, prepared in accordance with the Net Working Capital Principles (the “Estimated Net Working Capital”) and (ii) the Excess Cash (the “Estimated Excess Cash”).  From the delivery of such estimate until the Closing Date, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the estimate of the Estimated Net Working Capital and the Estimated Excess Cash; provided that if the parties cannot reach agreement, the Seller’s calculation of the Estimated Net Working Capital and the Estimated Excess Cash shall prevail absent manifest error. The “Estimated Purchase Price” shall be an amount equal to the Purchase Price, plus the amount by which the Estimated Net Working Capital exceeds the Maximum Adjustment Amount, if any, minus the amount by which the Minimum Adjustment Amount exceeds the Estimated Net Working Capital, if any, plus the Estimated Excess Cash.

(b)           Within 90 days after the Closing Date, the Buyer shall deliver to the Seller (i) a consolidated balance sheet of the Companies, dated as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with the Net Working Capital Principles and (ii) a calculation of Excess Cash (the “Excess Cash Calculation”).  For purposes of this Agreement, “Closing Net Working Capital” shall mean the current assets of the Companies minus the current liabilities of the Companies, as shown on the Closing Balance Sheet; provided, however, that Closing Net Working Capital shall exclude (i) any and all Cash; (ii) all deferred Tax liabilities and United States federal and state Income Tax liabilities (other than state Income Tax liabilities in respect of a stand alone state Return of any Company), (iii) all Tax assets, such as deferred Tax assets or the right to use any Tax attributes or Tax credits, or otherwise offset Tax payable in a Tax period after the Closing and (iv) all dividends payable to the Seller or its Affiliates (other than the Companies) declared prior to the Closing.  For purposes of this Agreement, “Excess Cash” shall mean an amount equal to (X) the sum of the Closing Cash of each Company, minus (Y) the Repatriation Deduction.  The “Repatriation Deduction” shall mean (A) thirty percent (30%) of the first $3,000,000 of the Aggregate Cash Overage, plus (B) fifty percent (50%) of the amount by which the Aggregate Cash Overage exceeds $3,000,000, if any.  The “Aggregate Cash Overage” shall mean the sum of the Company Cash Overages.  For each non-U.S. Company, the “Company Cash Overage” shall be the amount, if any, by which the Closing Cash of such non-U.S. Company exceeds the Scheduled Maximum Closing Cash for such non-U.S. Company.  For the avoidance of doubt, no Company Cash Overage shall be less than zero.

(c)           During the 20 Business Day period following the Seller’s receipt of the Closing Balance Sheet and the Excess Cash Calculation, the Buyer shall cooperate with the Seller and its Representatives to provide them with any information used in preparing the Closing Balance Sheet and the Excess Cash Calculation reasonably requested by the Seller and its Representatives reasonably available to the Buyer.  The Closing Balance Sheet and the Excess Cash Calculation shall become final and binding on the 20th Business Day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item.  The Seller shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet and the Excess Cash Calculation not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.3(d).

(d)           During the 10 Business Day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein.  During such 10 Business Day period, the Seller shall cooperate with the Buyer and its Representatives to provide them with any information used in preparing the Notice of Disagreement reasonably requested by the Buyer or its Representatives reasonably available to the Seller.  Any disputed items resolved in writing between the Buyer and the Seller within such 10 Business Day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the calculation of the Closing Net Working Capital and the Excess Cash, the Closing Net Working Capital and the Excess Cash so determined shall be final and binding on the parties for all purposes hereunder.  If the Seller and the Buyer have not resolved all such differences by the end of such 10 Business Day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the calculation of the Closing Net Working Capital and the Excess Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the calculation of the Closing Net Working Capital and the Excess Cash, which determination shall be final and binding on the parties for all purposes hereunder.  The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the standards set forth in this Section 2.3 within the range of the difference between the Buyer’s position with respect thereto and the Seller’s position with respect thereto.  The determination of the Independent Accounting Firm shall be based solely on the briefs submitted by the parties and not on independent review, and shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.3.  The Independent Accounting Firm shall be KPMG, LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.11.  The costs of any dispute resolution pursuant to this Section 2.3(d), including the fees and expenses of the Independent Accounting Firm, shall be borne by the parties in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted.  The costs and expenses of any enforcement of the determination of the Independent Accounting Firm shall be borne by the party against whom the determination or obligation is being enforced.  The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(e)           The Purchase Price shall be adjusted, upwards or downwards, in respect of the Closing Net Working Capital and the Excess Cash as follows:

(i)            if the Closing Net Working Capital as finally determined pursuant to this Section 2.3 is more than $7,000,000 (the “Maximum Adjustment Amount”), the Purchase Price shall be adjusted upwards in an amount equal to the difference between the Closing Net Working Capital and the Maximum Adjustment Amount;

(ii)           if the Closing Net Working Capital as finally determined pursuant to this Section 2.3 is less than $5,000,000 (the “Minimum Adjustment Amount”), the Purchase

Price shall be adjusted downwards in an amount equal to the difference between the Closing Net Working Capital and the Minimum Adjustment Amount;

(iii)          if the Closing Net Working Capital is equal to or greater than $5,000,000 and less than or equal to $7,000,000, the Purchase Price shall not be adjusted with respect to the Closing Net Working Capital; and

(iv)          if the Excess Cash is greater than zero, the Purchase Price shall be adjusted upwards (in addition to any other adjustments made pursuant to this Section 2.3(e)) in an amount equal to the Excess Cash.

(f)            If the Purchase Price, as finally determined pursuant to Section 2.3(e) is:

(i)            greater than the Estimated Purchase Price, then the Buyer shall pay the amount of such excess to the Seller;

(ii)           less than the Estimated Purchase Price, then the Seller shall pay the amount of such deficit to the Buyer; or

(iii)          equal to the Estimated Purchase Price, then no payment shall be made by either party.

(g)           Amounts to be paid pursuant to Section 2.3(f) shall bear interest from the Closing Date to the date of such payment at a rate equal to the prime lending rate as published in The Wall Street Journal in effect on the Closing Date, calculated on the basis of a year of 360 days and the number of days elapsed.  Payments in respect of Section 2.3(f) shall be made within three Business Days of final determination of the Closing Net Working Capital and Excess Cash pursuant to the provisions of this Section 2.3 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.

Section 2.4             Withholding.  Each of the Buyer and the Seller shall be entitled to deduct and withhold from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable laws.  To the extent such amounts are withheld, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the applicable section of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1             Organization and Qualification.

(a)           The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.  Each Company is (i) a limited liability company, corporation or other entity as set forth in Schedule 3.1(a) of the Disclosure Schedules duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation as set forth in Schedule 3.1(a) of the Disclosure Schedules, and has all necessary limited liability company, corporate or other applicable entity power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted and (ii) duly qualified or licensed as a foreign limited liability company, corporation or other applicable entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the Business makes such qualification or licensing necessary.

(b)           The Seller has heretofore furnished to the Buyer a complete and correct copy of the certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date, of the Seller and each Company.  Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect.

Section 3.2             Authority.  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements will have been, duly executed and delivered by the Seller.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3             No Conflict; Required Filings and Consents.

(a)           Except as set forth in Schedule 3.3(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller or any of the Companies;

(ii)           conflict with or violate any Law applicable to the Seller, the Business or any of the Companies or by which any property or asset of the Seller, the Business or any of the Companies is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Material Contract or Accreditation;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that result from any facts or circumstances relating primarily to the Buyer or any of its Affiliates, and in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that are not material.

(b)           Except as set forth on Schedule 3.3(b) of the Disclosure Schedules, none of the Seller or any of the Companies is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business or any of the Companies, except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) as may be necessary as a result of any facts or circumstances relating primarily to the Buyer or any of its Affiliates.

Section 3.4             Equity Interests.  The Seller is the record and beneficial owner of the Equity Interests, free and clear of any Encumbrance, except as set forth on Schedule 3.4 of the Disclosure Schedules.  The Seller has the right, authority and power to sell, assign and transfer the Equity Interests to the Buyer.  Upon delivery to the Buyer of the executed Assignment Agreements, the Buyer’s payment of the Purchase Price and registration of the Equity Interests in the name of the Buyer in the records of the applicable Company, the Buyer, assuming it shall have purchased the Equity Interests for value in good faith and without notice of any adverse claim, shall acquire good, valid and marketable title to the Equity Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer.

Section 3.5             Capitalization.  The Equity Interests constitute all of the authorized, issued and outstanding equity interests of DomesticCo and ForeignCo as of the date hereof.  Schedule 3.5 of the Disclosure Schedules sets forth, for each Company, the amount of its authorized capital stock or other equity or ownership interests, the amount of its outstanding capital stock or other equity or ownership interests and the record and beneficial owners of its outstanding capital stock or other equity or ownership interests as of the date hereof and as of immediately prior to the Closing.  Except for the Equity Interests, none of the Companies has issued or agreed to issue any:  (a) share of capital stock or other equity or ownership interest;

(b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of any of the Companies or other equity equivalent or equity-based award or right; or (d) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Companies is duly authorized, validly issued, fully paid and nonassessable, and, as of immediately prior to the Closing, except as set forth in Schedule 3.5 of the Disclosure Schedules, each such share or other equity or ownership interest is owned by the Seller or a Company, free and clear of any Encumbrance.  Except for the Contribution Agreement and rights granted to the Buyer under this Agreement, there are no outstanding obligations of any of the Companies to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any of the Companies.

Section 3.6             Subsidiaries.  Except for the Companies listed in Schedule 3.5 of the Disclosure Schedules, none of the Companies directly or indirectly owns any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person.

Section 3.7             Title to and Sufficiency of Contributed Assets.  Upon the consummation of the transactions contemplated by the Contribution Agreement, the Seller will have assigned, transferred and conveyed to DomesticCo, directly or indirectly, good and marketable title to all of the Contributed Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).  Except for (i) services to be provided pursuant to the Transition Services Agreement, (ii) rights provided pursuant to the Lease Agreement and Trademark License Agreement and (iii) the Excluded Assets, upon consummation of the transactions contemplated by the Contribution Agreement and the Foreign Contribution Agreement, the Companies taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use (a) all of the rights, properties and assets necessary to conduct the Business in all respects as currently conducted and as the same will be conducted on the Closing Date and (b) all other rights, properties and assets used to conduct the Business in all material respects as currently conducted and as the same will be conducted on the Closing Date.  Notwithstanding the foregoing, this Section 3.7 shall not apply in any way to Intellectual Property.  Representations and warranties regarding Intellectual Property are provided in Section 3.16.

Section 3.8             Financial Statements; No Undisclosed Liabilities.

(a)           True and complete copies of the consolidated balance sheet of the Business as at December 31, 2010, December 31, 2009 and December 31, 2008, and the related consolidated statements of results of operations of the Business, which are derived from the audited financial statements of the Seller (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Business as at March 31, 2011 (the “Balance Sheet”),and the related consolidated statements of results of operations of the Business (collectively referred to as the “Interim Financial Statements”) are attached hereto as

Schedule 3.8(a) of the Disclosure Schedules.  Each of the Financial Statements and the Interim Financial Statements (i) has been prepared based on the books and records of the Seller pertaining to the Business, (ii) has been prepared in accordance with GAAP applied (which for purposes hereof shall be deemed not to apply to the calculation of income Taxes nor to require carve out financial statement presentation or the inclusion of footnotes) on a consistent basis throughout the periods indicated and (iii) fairly presents, in all material respects, the consolidated financial position and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b)           There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Business or any of the Companies of a nature required to be reflected on a balance sheet of the Business prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Interim Financial Statements or the Financial Statements or (ii) incurred since the date of the Balance Sheet in the ordinary course of business.

Section 3.9             Absence of Certain Changes or Events.  Since December 31, 2010, (a) the Seller has conducted the Business, in all material respects, in the ordinary course of business consistent with past practice, (b) there has not occurred any Business Material Adverse Effect and (c) except as disclosed by the Parent in public filings with the United States Securities and Exchange Commission made after December 31, 2010, there has not occurred any action or event that, if it occurred after the date of this Agreement, would require the consent of the Buyer under Section 5.1 hereof.

Section 3.10           Compliance with Law; Permits.

(a)           The Seller (in connection with the conduct or operation of the Business) and each of the Companies is and has been in compliance, in all respects, with all Laws applicable to it.

(b)           All permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority required by Law for the Seller to own, lease and operate its properties and carry on its business as currently conducted (the “Seller Permits”) are, as of the date hereof, in the possession of the Seller, except where the failure to have, or the suspension or cancellation of, any of the Seller Permits would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c)           All material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority required by Law for the Companies to own, lease and operate their respective properties and carry on the Business as currently conducted (the “Permits”) are, as of the date hereof, in the possession of the Seller or one of the Companies and, as of the Closing, are in the possession of the one of the Companies.

No representation or warranty is made under this Section 3.10 with respect to employee benefit plans, environmental matters or the absence of certain business practices, which are covered exclusively by Sections 3.12, 3.18 and 3.23, respectively.  No representation or warranty is made under this Section 3.10 with respect to Taxes.

Section 3.11           Litigation.  Except as set forth in Schedule 3.11 of the Disclosure Schedules, as of the date hereof, there is no Action by or against the Seller (in connection with the Business) or any of the Companies pending, or to the Knowledge of the Seller, threatened.  There is no Action by or against the Seller or any of the Companies pending, or to the Knowledge of the Seller, threatened, that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  None of the Seller (with respect to the Business) or any of the Companies is subject to any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, arbitration award, settlement agreement or stipulation.

Section 3.12           Employee Benefit Plans.

(a)           Schedule 3.12(a) of the Disclosure Schedules sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, change in control, sick leave, vacation, salary continuation, health insurance, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to, sponsored, or to which an obligation is owed, by any of the Companies for the benefit of any Business Employee or former employee, officer or director of any of the Companies and (ii) a list of all employment, termination, severance, consulting or other contracts, agreements or arrangements, pursuant to which any of the Companies currently has any obligation with respect to any Business Employee or former employee, officer or director of any of the Companies (collectively, the “Employee Plans”).  The Seller has made available to the Buyer a true and complete copy of each Employee Plan and all current summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan.

(b)           (i) Each Employee Plan has been maintained in all respects in accordance with its terms and the requirements of ERISA, the Code and all other applicable Laws, (ii) each of the Companies has performed all obligations required to be performed by it under any Employee Plan and to the Knowledge of the Seller, is not in any respect in default under or in violation of any Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Seller, threatened in writing with respect to any Employee Plan.  All contributions and premiums required to have been made under any of the Employee Plans or by Law have been timely made.

(c)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Employee Plan.

(d)           None of the Companies nor any other person or entity that, together with any of the Companies, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled Entity”) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA or Section 412 of the Code.  During the prior six years, none of the Companies nor any Commonly Controlled Entity incurred any liability, including any liability in respect of a “withdrawal,” “complete withdrawal” or “partial withdrawal” from any Employee Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Sections 4063 and 4064 of ERISA).

(e)           With respect to each Employee Plan, there has not occurred any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code).

(f)            With respect to Employee Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), except as would not reasonably create liability for the Companies, (i) except as disclosed in Schedule 3.12(f) of the Disclosure Schedules, the Companies do not maintain any Non-U.S. Plans except as may be statutorily required by specific countries, (ii) all amounts required to be reserved under each book reserved Non-US Plan have been so reserved in accordance with GAAP, (iii) each Non-US Plan required to be registered with a Governmental Authority has been registered with such Governmental Authority, (iv) each Non-US Plan has been maintained in good standing with the appropriate Governmental Authorities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Law and (v) all contributions and premiums required to have been made under any of the Non-US Plans or by Law have been timely made.  Schedule 3.12(f) of the Disclosure Schedules sets forth a list of all Non-US Plans.

(g)           None of the Companies has obligations for retiree health or life insurance benefits under any Employee Plan (other than for continuation coverage required under Section 4980B(f) of the Code).

(h)           None of the Companies is a party to, or has any obligation related to, any contract, agreement or arrangement that could, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or a payment subject to an excise tax under Section 4999 of the Code.

Section 3.13           Labor and Employment Matters.  None of the Companies is a party to any labor or collective bargaining contract that pertains to any Business Employee.  To the Knowledge of the Seller, (i) there are no organizing activities or collective bargaining arrangements that could affect any of the Companies pending or under discussion with any labor organization or group of Business Employees and (ii) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any Business Employees.  Schedule 3.13 of the Disclosure Schedules sets forth a true and complete list of all Business Employees and the titles, hire dates, rates of annual base compensation or hourly rate and bonus earned of, and entity which employs, each.

Section 3.14           Insurance.  Schedule 3.14 of the Disclosure Schedules sets forth a true and complete list of all insurance policies in force with respect to the Business and the Companies.  The Seller has heretofore provided the Buyer with a brief summary of the coverage and terms of each such policy.  All such insurance policies are in full force and effect and all premiums due have either been paid or adequate provision for the payment thereof has been made. None of the Seller or any of the Companies has received any notice of any increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. There are no claims by the Seller or any of the Companies under any such insurance policies relating to the Business as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

Section 3.15           Real Property.

(a)           Schedule 3.15(a) of the Disclosure Schedules lists the street address, legal description and current owner of each parcel of Owned Real Property.  Except for the Owned Real Property listed on Schedule 3.15(a), none of the Seller or any of the Companies owns any real property that is used in the Business.

(b)           Schedule 3.15(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  Except for the Leased Real Property, none of the Seller or any of the Companies leases any real property that is used in the Business.  The Seller has delivered to the Buyer true, correct and complete copies of the leases listed in Schedule 3.15(b) of the Disclosure Schedules.  All Leased Real Property is held under leases or subleases (collectively, the “Real Property Leases”) that are legal, valid and binding leases or subleases, enforceable in accordance with their respective terms with respect to the Seller or the Companies, and to the Knowledge of the Seller with respect to the counterparties thereto, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).  (i) The Companies have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances and (ii) all Real Property Leases are in full force and effect, (iii) none of the Seller or any of the Companies has received any written notice of a breach of default thereunder by the Seller or any of the Companies, and (iv) to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder.

(c)           Except as set forth on Schedule 3.15(c) of the Disclosure Schedules, with respect to each Real Property Lease:

(i)            except for the Real Property Leases, there are no leases, subleases, licenses, concessions or other agreements, written or oral, pursuant to which any of the Companies has granted to any Person the right of use or occupancy of any portion of any Leased Real Property;

(ii)           such Real Property Lease constitutes the entire agreement to which a Company is a party with respect to the subject Leased Real Property;

(iii)          except for Permitted Encumbrances, none of the Seller or any of the Companies has assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby;

(iv)          to the Knowledge of the Seller, there are no disputes, oral agreements, or forbearance programs in effect; and

(v)           to the Knowledge of the Seller, all facilities leased thereunder have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation of the Business thereon as currently conducted and have been operated and maintained by the Companies, in all material respects, in accordance with applicable Laws.

Section 3.16           Intellectual Property.

(a)           Upon the consummation of the transactions contemplated by the Contribution Agreement, the Companies will own or, to the Knowledge of the Seller, have the right to use all of the Company IP.  “Company IP” means the Intellectual Property that is used in the Business as currently conducted or that is necessary to create, market, perform and sell the products and services marketed, performed and sold by the Business, other than Excluded Assets and any Intellectual Property provided pursuant to the Trademark License Agreement and any Intellectual Property that relates to services to be provided pursuant to the Transition Services Agreement.  The Seller is the owner of all right, title and interest in and to the Intellectual Property licensed to the Company under the Trademark License Agreement and has the right to grant the rights to be granted under the Trademark License Agreement.  Upon the consummation of the transactions contemplated by the Contribution Agreement, the Companies will own all right, title and interest in and to any Company IP that is owned by the Companies (“Owned IP”) free and clear of all liens and encumbrances, except for Permitted Encumbrances, and such Owned IP is subsisting and in full force and effect and, to the Knowledge of the Seller, valid and enforceable.  All of the Owned IP is freely assignable, including the right under the Owned IP to create derivatives, and the Companies are under no obligation to pay any royalty or other compensation to any Person or to obtain any approval or consent for use of any of the Owned IP.

(b)           Schedule 3.16(b)(i) of the Disclosure Schedules contains an accurate and complete list of all of the patents, patent applications, Internet domain name registrations, trademark, certification mark and service mark registrations and applications, copyright registrations and applications owned by the Companies (or that will be owned by the Companies, after giving effect to the Contribution Agreement), and any other Owned IP that is the subject of a registration or application therefor issued by or filed with any Governmental Authority (the “Registered IP”), including (i) the jurisdictions in which each such item of Registered IP has been issued or registered or in which any such application for issuance or registration has been filed, (ii) the registration or application date, as applicable, for each such item of Registered IP and (iii) the registration or application number, as applicable, for each such item of Registered IP.  All necessary due and owing registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered IP have been timely paid.  Schedule 3.16(b)(ii) of the Disclosure Schedules lists (i) all material unregistered trademarks, material unregistered certification marks, material unregistered service marks and material unregistered trade names owned by the Companies (or that will be owned by the Companies, after giving effect to the Contribution Agreement) and (ii) all software in which the Companies own (or will own, after giving effect to the Contribution Agreement) the related copyright and other related Intellectual Property (the “Owned Software”).  No Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and no such action is or has been threatened with respect to any of the Registered IP.

(c)           Schedule 3.16(c) of the Disclosure Schedules sets forth a complete and correct list of all written and material oral license agreements with respect to any of the Intellectual Property that is licensed by the Companies (or will be licensed by the Companies, after giving effect to the Contribution Agreement), whether as licensee, licensor or otherwise (other than “off the shelf” or “shrinkwrap” software licenses) (the “Licensed IP”).  The licenses under which the Companies license the Licensed IP are valid and binding on the Companies that are parties thereto and, to the Knowledge of the Seller, the other parties thereto, and, to the Knowledge of the Seller, the Companies possess valid and enforceable rights under such licenses to use each item of Licensed IP used in the Business.  Except as listed on Schedule 3.16(c) of the Disclosure Schedules, the license agreements listed on Schedule 3.16(c) of the Disclosure Schedules are freely assignable pursuant to the terms of the applicable license agreement.  The Companies are in compliance in all material respects with the terms of all license agreements listed on Schedule 3.16(c) of the Disclosure Schedules.  Except as specifically noted on Schedule 3.16(c) of the Disclosure Schedules, to the Knowledge of the Seller, all other parties to the listed license agreements are in compliance in all material respects with the terms of such listed license agreements.

(d)           The Owned Software is operative for the purposes for which it is used by the Business as of the date hereof and free of any material defects or deficiencies with respect to such purposes, other than the errors set forth on Schedule 3.16(d) of the Disclosure Schedules.  The Companies have true and complete copies of the source and object code versions of the Owned Software (collectively, the “Computer Codes”).  After giving effect to the Contribution Agreement, the source code version of the Computer Codes is in the sole possession of the Companies and has been maintained strictly confidential; and the Companies have no obligation to afford any Person access to any source code for any Owned Software.  The Companies are (or will be, after giving effect to the Contribution Agreement) in possession of material relating to the Owned Software, including without limitation, installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development and other exploitation of such Owned Software as used in, or currently under development for, the Business.

(e)           As used herein, “Publicly Available Software” means (i) any software that is distributed as open source software, as that term is defined by the Open Source Initiative (for example, software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License) ) or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification and/or the distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.  Except for modifications that the Companies may have made to software libraries licensed to any Companies under “non-viral” open source licenses (such as the LGPL), neither the Companies nor any of their employees, consultants or third party software developers have used or distributed Publicly Available Software in whole or in part in combination with, or in the former or current development of any part of, the Owned Software in a manner that would require, or condition the use or distribution of any Owned Software on, the disclosure, licensing or distribution of any source code for any portion of such Owned Software.

(f)            Except for (i) services to be provided pursuant to the Transition Services Agreement, (ii) rights provided pursuant to the Lease Agreement and Trademark License Agreement and (iii) the Excluded Assets, upon consummation of the transactions contemplated by the Contribution Agreement and the Foreign Contribution Agreement, the Companies taken together, will own, possess, have a valid license to, have a valid lease in or otherwise have the right to use (a) all of the computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are necessary to conduct the Business in all respects as currently conducted and as the same will be conducted on the Closing Date.  The Companies have purchased a sufficient number of license seats for all computer software licensed by the Companies for use in the Business as currently conducted.

(g)           No trade secret or any other confidential information of the Seller or any Company used in, or relating to the Company IP, that is material to the conduct of the Business as currently conducted due to its confidential nature, has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person.  Unless disclosed by the Seller or any Company in the good faith exercise of business judgment, no trade secret or any other confidential information of the Seller or any Company used in, or relating to the Company IP, has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person.  The Seller and the Companies have taken commercially reasonable measures to protect the confidentiality of the trade secrets and any other confidential information of the Companies (and any trade secrets or confidential information owned by any Person to whom any of the Companies has a confidentiality obligation) used in, or relating to, the Company IP.  Each employee, consultant and independent contractor of the Seller or any of the Companies who has been or is involved in the creation or development of any Owned IP has entered into a written agreement that transfers ownership of such Owned IP to the Seller or one of the Companies, and true and complete copies of all such assignments or templates for such assignments, with the executed versions being substantially similar to such templates, have been delivered to the Buyer.

(h)           No current or former employee, independent contractor or consultant of the Seller or any of the Companies has any interest in any Owned IP and all Persons who have contributed to the creation, invention, modification or improvement of any Owned IP (i) have assigned to the Seller or one of the Companies all of their respective rights in any such Owned IP or (ii) are obligated to assign to one of the Companies all of their respective rights in any such Owned IP.

(i)            None of the Owned IP is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Business.  To the Knowledge of the Seller, the use of the Company IP by the Companies with respect to all products and services currently offered by the Business does not infringe, misappropriate or violate the Intellectual Property rights of any Person or give rise to a claim of unfair competition under any applicable law by any Person.

(j)            To the Knowledge of the Seller, none of the Seller or any of the Companies has, in conducting the Business, infringed, misappropriated or otherwise violated, and the operation of the Business as currently conducted does not, infringe, misappropriate or otherwise violate any Intellectual Property of any third party.  None of the Seller or any of the Companies has received any notice of any claim or allegation (i) challenging the ownership, use, validity or enforceability of any Owned IP or (ii) that any Person’s Intellectual Property rights are infringed by the Seller or any of the Companies ownership or use of any Company IP (including without limitation offers to license).  Except as set forth on Schedule 3.16(j) of the Disclosure Schedules, none of the Seller or any of the Companies are party to any pending legal proceeding that (i) alleges a claim of infringement, misappropriation, dilution or violation of any Intellectual Property rights of any Person or (ii) challenges the ownership, use, validity or enforceability of any Owned IP.  To the Knowledge of the Seller, there is no infringement, misappropriation or violation by any Person of any of the Owned IP.

(k)           The Seller and the Companies have taken all necessary actions to maintain and protect all of the Registered IP and will continue to maintain all of the Company IP prior to Closing so as not to adversely affect the validity or enforceability thereof.

(l)            No loss or expiration of any of the Owned IP, Licensed IP, Intellectual Property provided pursuant to the Trademark License Agreement or the Intellectual Property relating to services provided under the Transition Services Agreement, is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller or the Companies, including, without limitation, a failure to pay any required maintenance fees).

(m)          The consummation of the transactions contemplated hereby will not, pursuant to any contract to which the Seller or any of the Companies is a party, result in the loss or impairment of the Companies’ right to own or use any Company IP, or of any right of any of the Companies to use or sublicense any Company IP owned by others, to develop, market, distribute and sell the products and services marketed, produced, distributed and sold by the Business as of the Closing Date, or to conduct the Business as presently conducted.  Immediately subsequent to the Closing, the Company IP will be owned by or available for use by the Companies on terms and conditions identical to those under which the Company IP was owned or available for use by the Companies immediately prior to the Closing, after giving effect to the Contribution Agreement.

Section 3.17           Taxes.

(a)           The Companies have duly and timely filed all material Returns they are required to have filed.  All such Returns are true, complete and accurate in all material respects.

(b)           All material Taxes due and owing (or otherwise payable) by any Company (whether or not shown on any Return) have been timely paid.

(c)           Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, there are no pending or threatened in writing, audits, claims, examinations, disputes, proposed adjustments, assessments, litigation, controversy or other actions or proceedings by any Governmental Authority with respect to any Company.  No Company has a request for a private letter ruling, a request for technical advice, a request for a change of any method of accounting, or any other similar request that is in progress or pending with any Governmental Authority with respect to Taxes.  No power of attorney granted by any Company with respect to any Taxes is currently in force.  Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, no Company has executed or filed with any Governmental Authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes.  Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, all deficiencies claimed, proposed or asserted or assessments made against any Company by any Governmental Authority have been fully paid.

(d)           There are no liens for Taxes upon any property or asset of any Company, other than Permitted Encumbrances that are statutory liens for current Taxes not yet delinquent.

(e)           DomesticCo is, and has been since its organization a single member limited liability company that is treated as a disregarded entity within the meaning of Treasury Regulation Section 301.7701-2 for federal income tax purposes.

(f)            Except for the group in which each of the Companies is currently a member, no Company has ever been a member of any affiliated or similar group that files a consolidated, combined, unitary or similar Return for Tax purposes.  Except for the affiliated group of which each of the Companies is currently a member, no Company is liable for Taxes of any other Person as a result of successor liability, transferee liability, or joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable Laws).

(g)           Immediately after the transactions effected by the Contribution Agreement and at the time of the Closing, each domestic Company will continue to be a corporation that is a member of the consolidated group of which the Parent is the parent.

(h)           No Company has been a party to a transaction that constitutes a “reportable transaction” as such term is defined in Treasury Regulation section 1.6011-4 or Code Section 6707A.

(i)            All Taxes that the Companies have been required to withhold or to collect for payment have been timely, properly and duly withheld and collected, and have been timely paid to the appropriate Governmental Authority in accordance with applicable Laws.

(j)            Each Company is a direct or indirect wholly-owned Subsidiary of the Seller.

(k)           The terms of each Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A comply with Code Section 409A and each such nonqualified deferred compensation plan has been operated in compliance with Code Section 409A.  No Company is required to pay, gross up, or otherwise indemnify any employee of contractor for any Taxes, including potential Taxes imposed under Code Section 409A or Code Section 4999.

(l)            The Seller is not a foreign person within the meaning of Code Section 1445.

(m)          No asset of any Company is tax-exempt use property under Code Section 168(h).  No portion of the cost of any asset of any Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a).  None of the assets of any Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(n)           In the last three years, no Company has received any notice or inquiry from any jurisdiction where it does not currently file Tax Returns to the effect that any Company is or may be subject to taxation by such jurisdiction.  Each of the foreign Subsidiaries listed in Schedule 3.17(n)(i) of the Disclosure Schedules is a “controlled foreign corporation” within the meaning of Section 957 of the Code (and no election has been made or is pending pursuant to Treasury Regulation Section 301.7701-3 to change the classification of any such foreign Subsidiary) and other than the foreign Subsidiaries listed in Schedule 3.17(n)(i) of the Disclosure Schedules, no Company owns any interest in any controlled foreign corporation.  Other than the foreign Subsidiaries listed in Schedule 3.17(n)(ii) of the Disclosure Schedules, no Company owns any interest in any “passive foreign investment company” within the meaning of Section 1297 of the Code or any entity treated as a partnership for U.S. federal income tax purposes.  No election has been or will be filed as of the Closing with respect to either ForeignCo or STR Turkey LLC.

(o)           No Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368.  No Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355(i) in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(p)           No Company is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.

(q)           To the extent required by GAAP, all Taxes of any Company that have accrued but that are not yet due and payable have been reflected in accordance with GAAP on the Financial Statements and the Interim Financial Statements.

(r)            No Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non U.S. applicable Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income tax purposes (or any similar doctrine under state, local, or non U.S. applicable Laws); (iii) any prepaid amounts or advance amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date or any adjustment under Section 481 of the Code; (v) a ruling received from, or an agreement entered into with, any Government Authority (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) the application of Code Section 263A (or any similar provision of state, local, or non U.S. applicable Laws).

(s)           For income Tax purposes, no Company currently uses the cash method of accounting for recognizing revenues.

Section 3.18           Environmental Matters.  Except as set forth in Schedule 3.18 of the Disclosure Schedules:

(a)           The Seller (in connection with the conduct or operation of the Business) and the Companies are and have been in compliance with all applicable Environmental Laws and no Liability has arisen, or to the Seller’s Knowledge, is reasonably expected to arise under applicable Environmental Laws related to any Owned Real Property, Leased Real Property or any real property formerly owned, leased or operated by or on behalf of any Company.

(b)           The Seller (in connection with the conduct or operation of the Business) and the Companies have obtained, maintained in full force and effect and are in compliance with all Environmental Permits.

(c)           There is no pending or, to the Knowledge of the Seller, threatened, Action relating to any Environmental Law or Environmental Permit involving any Company or the Seller in connection with the conduct or operation of the Business, or any Owned Real Property, Leased Real Property or any real property formerly owned, leased or operated by or on behalf of any Company, and no Company has (i) received written notice under the citizen suit provision of any Environmental Law or (ii) received any written information request, notice of potential responsible party liability, notice of violation, or demand letter pursuant to any Environmental Law or Environmental Permit.

(d)           There has been no Release by any Company at any Owned Real Property, Leased Real Property or any real property formerly owned, leased or operated by or on behalf of any Company for which any Company is liable pursuant to any Environmental Law.

(e)           No Company has assumed by contract or Law any Person’s liability under Environmental Laws.

(f)            The Seller and the Companies have provided to the Buyer correct and complete copies of all environmental reports, including all Phase I environmental site assessment reports, Phase II reports, and environmental audit reports prepared in the five (5) years prior to the Closing Date and any pleadings or correspondence related to any alleged violations or liability arising under Environmental Laws or Environmental Permits, in the possession or control of the Seller or any Company.

(g)           The representations and warranties contained in this Section 3.18 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental matter, including natural resources, related to the Business or any Company.

(h)           The transactions contemplated by the Contribution Agreement and this Agreement will not trigger any state environmental transfer statute.

(i)            For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws in effect as of the date hereof relating to pollution or protection of the environment.

(ii)           “Environmental Permits” means all Permits under any Environmental Law.

(iii)          “Hazardous Material” means any material that is listed, defined or regulated as a “hazardous substance,” “hazardous waste,” “toxic substance,” “contaminant,” “pollutant” or any other term of similar import under any Environmental Law, including petroleum, and any byproducts or derivatives thereof.

(iv)          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, disposing or dumping of a Hazardous Material into the environment.

Section 3.19           Material Contracts.

(a)           Schedule 3.19 of the Disclosure Schedules lists each of the following written contracts and agreements of the Seller (that relate in whole or in part to the Business) or any Company (such contracts and agreements as described in this Section 3.19(a) being “Material Contracts”):

(i)            all contracts or agreements that provide for payment, incurrence of liabilities or receipt by the Business or any Company of more than $200,000 per year, excluding any such contracts and agreements with customers or clients;

(ii)           all contracts with the top thirty (30) largest customers of the Business determined by dollar volume of sales for fiscal year ended December 31, 2010, excluding purchase orders;

(iii)          all contracts and agreements of any Company relating to indebtedness for borrowed money or providing a guaranty or security of any such indebtedness;

(iv)          all contracts and agreements that limit or purport to limit the ability of the Business or any Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v)           all contracts and agreements between or among any Company, on the one hand, and the Seller or any Affiliate of the Seller, on the other hand;

(vi)          all joint venture, partnership, teaming or similar agreements or arrangements;

(vii)         all pension, profit sharing, stock option, employee stock purchase or other plans or arrangements providing for deferred or other compensation to the Business Employees or any other employee benefit plan or arrangement for the Business Employees, and all collective bargaining agreements and other contracts with any labor union regarding the Business Employees, or any severance agreement, program or policy for the Business Employees;

(viii)        all contracts for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis with a Business Employee or otherwise exclusively related to the Business, or contract relating to loans to any Business Employee or by any Company;

(ix)           all contracts and agreements relating to Accreditations;

(x)            except for any contract among the Companies, all contracts (A) under which the Company is liable for Taxes of any other Person, (B) pursuant to which a Company has any obligation to pay the amount of any Tax benefits or Tax refunds realized or received by a Company (or an amount in reference to such Tax benefits or Tax refunds realized or received by a Company) to any former shareholder(s) or other Person(s), or (C) that are Tax indemnity agreements, Tax sharing or similar agreements; and

(xi)           all other agreements, not otherwise covered by clauses (i) through (ix), the loss of which would reasonably be expected to result in a Business Material Adverse Effect.

(b)           Each Material Contract (i) is valid and binding on the Seller or the applicable Company, as the case may be, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.3(a) of the Disclosure Schedules are not obtained, shall continue in full force and effect without penalty or other adverse consequence.  The Seller, each Company and, to the Knowledge of the Seller, all other parties thereto are, in compliance with each Material Contract.

Section 3.20           Accreditations.  As of the date hereof and as of immediately prior to the consummation of the transactions contemplated by the Contribution Agreement and the Foreign Contribution Agreement, each of the Seller and the Companies is in possession of all accreditations of, or memberships in, any independent accreditation or standards organization or Governmental Authority necessary for it to carry on the Business as currently conducted (the

“Accreditations”).  Schedule 3.20 of the Disclosure Schedules sets forth a list of all material Accreditations.

Section 3.21           Brokers.  Except for the party set forth of Schedule 3.21 of the Disclosure Schedules (the “Financial Advisor”), the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or any Company.

Section 3.22           Opinion of Financial Advisor.  The Financial Advisor has delivered to the Seller Board its oral opinion (to be subsequently confirmed in writing), dated as of the date thereof, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken by the Financial Advisor, the Purchase Price is fair, from a financial point of view, to the Seller.

Section 3.23           Absence of Certain Business Practices.  To the Knowledge of the Seller, during the five (5) years prior to the Closing Date, none of the Seller, any Subsidiary of the Seller or any of the Companies, nor any of their respective officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Seller, any Subsidiary of the Seller or any of the Companies has, with respect to the Business or any of the Contributed Assets, directly or indirectly, (i) given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, facilitating payment, rebate, payoff, influence payment, kickback, other payment or benefit, either directly or indirectly, regardless of form and whether in money, property, services or other benefit, to any customer, supplier, governmental or private or public company employee, other organization or any other Person who is or may be in a position to help or hinder the Seller, any Subsidiary of the Seller or any of the Companies in connection with the development, marketing, use, sale or acceptance of products or services of the Seller, any Subsidiary of the Seller or any of the Companies (or to assist the Seller, any Subsidiary of the Seller or any of the Companies in connection with any actual or proposed transaction relating to the products and services of the Seller, any Subsidiary of the Seller or any of the Companies) to obtain or retain business, regulatory benefit, or other improper advantage, in each case, only to the extent any of the foregoing is in violation of law; (ii) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (iii) made any unlawful payment, either directly or indirectly, to domestic or foreign government officials or employees from corporate funds; (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery provision, law or regulation anywhere in the world; or (v) established or maintained any unlawful fund of corporate monies or other assets.

Section 3.24           Exclusivity of Representations and Warranties.  Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Business or any Company), except as expressly set forth in this Agreement, the Disclosure Schedules and the Ancillary Agreements and the Seller hereby disclaims any such other representations or warranties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1             Organization and Qualification.  The Buyer is a non-stock corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.2             Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer.  This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3             No Conflict; Required Filings and Consents.

(a)           The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)            conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)           conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that result from any facts or circumstances relating primarily to the Seller or any of its Affiliates, and in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that are not material.

(b)           The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Buyer, except for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, or (iii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

Section 4.4             Financing.  The Buyer presently has, and will have at the Closing, sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of the Buyer to consummate the transactions contemplated hereby that the Buyer have sufficient funds for payment of the Purchase Price.

Section 4.5             Brokers.  Except for Evercore Group L.L.C., the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6             Investment Intent.  The Buyer is acquiring the Equity Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Buyer agrees that the Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws.  The Buyer is able to bear the economic risk of holding the Equity Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.7             Buyer’s Investigation and Reliance.  The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business and the Companies and the transactions contemplated hereby.  The Buyer and its Representatives have been provided with access to certain of the Representatives, properties, offices, plants and other facilities, books and records of the Seller relating to the Business and other information that they have requested in connection with their investigation of the Business and the Companies and the transactions contemplated hereby.  The Buyer is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or its Affiliates or Representatives, except as expressly set forth in this Agreement, the Disclosure Schedules and the Ancillary Agreements.  Neither the Seller nor any of its Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement, except as expressly set forth in this Agreement, the Disclosure Schedules and the Ancillary Agreements.  Neither the Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business or the Companies.  The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Business and the Companies without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, on an “as is” and “where is” basis, except as expressly set forth in Article III and the Disclosure Schedules.  The Buyer has no knowledge that any of the representations or warranties made by the Seller as of the date hereof are untrue, incomplete or inaccurate; provided that in the event of a dispute regarding whether Buyer had such knowledge, the Seller shall have the burden of proving that that Buyer had such knowledge.  Nothing in this Section 4.7 is intended to modify or limit any of the representations or warranties of the Seller set forth in this Agreement, the Disclosure Schedules and the Ancillary Agreements.

Section 4.8             Exclusivity of Representations and Warranties.  Neither the Buyer nor any of its Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement, the Disclosure Schedules and the Ancillary Agreements and the Buyer hereby disclaims any such other representations or warranties.

ARTICLE V
COVENANTS

Section 5.1             Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing Date, except as contemplated by the Contribution Agreement or as set forth in Schedule 5.1 of the Disclosure Schedules, unless the Buyer shall otherwise agree in writing, the Business shall be conducted only in the ordinary course of business in all material respects, and the Seller shall use its commercially reasonable efforts to preserve intact the Business and the material business relationships with customers, suppliers and others with whom the Seller deals in connection with the conduct of the Business in the ordinary course.  Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, except as contemplated by the Contribution Agreement or the Foreign Contribution Agreement or as set forth in Schedule 5.1 of the Disclosure Schedules, without the prior consent of the Buyer after advising the Buyer of the anticipated Tax consequences of the transaction (which consent shall not be unreasonably withheld, and for purposes of determining whether it is reasonable to withhold such consent, the Buyer and any adjudicator shall consider the effect of withholding such consent on the Business and whether the Seller has indicated to the Buyer that the consequence of withholding such consent is reasonably likely to result in a Business Material Adverse Effect), the Seller shall not in connection with the Business, and shall cause the Companies not to:

(a)           amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of any Company;

(b)           issue or sell any shares of capital stock or membership interests of any Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or membership interests;

(c)           declare, set aside, make or pay any dividend or other distribution, payable by any Company in cash, stock, property or otherwise, or make any other payment on or with respect to any of the capital stock or membership interests of any Company, except for dividends by any Company to another Company and cash dividends by any Company to the Seller or its Subsidiaries;

(d)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock or membership interests of any Company or make any other change with respect to the capital structure of any Company;

(e)           sell, transfer, lease, license, encumber or otherwise dispose of any Contributed Assets or any interest therein, other than immaterial dispositions and dispositions in the ordinary course of business consistent with past practice;

(f)            following the consummation of the transactions contemplated in the Contribution Agreement, sell, transfer, lease, license, encumber, or otherwise dispose of any Contributed Assets or any interest therein (including, for the avoidance of doubt, any transfer to the Seller or any Subsidiary of the Seller that is not a Company);

(g)           acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets;

(h)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of any Company;

(i)            incur any intercompany or third-party indebtedness for borrowed money on behalf of any Company or issue any debt securities of any Company;

(j)            enter into, amend or terminate any Material Contract or any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);

(k)           authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $100,000 or capital expenditures that are, in the aggregate, in excess of $250,000 for the Business taken as a whole, except as provided in the capital budget attached as Schedule 5.1(k) of the Disclosure Schedules.;

(l)            fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

(m)          grant or announce any increase in the salaries, bonuses or other benefits payable to any Business Employees, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases not inconsistent with the past practices of the Seller;

(n)           enter into any transactions, contracts and understandings with the Seller or its Affiliates (other than a Company) that would be binding on any Company after the Closing Date;

(o)           waive or release any material right or claim to the extent relating to or arising from the Business, except in the ordinary course of business consistent with past practices;

(p)           commence any material Action against any customer of, or supplier to, the Business not consistent with past practices;

(q)           enter into any settlement or release with respect to any Action involving the Business, unless such settlement or release imposes no material ongoing limits or restrictions on the conduct or operation of the Business;

(r)            take any action that would result in the expiration, lapse, termination or abandonment of any Permit that is material to the Business;

(s)           make any change in any method of accounting or accounting practice or policy, except as required by GAAP;

(t)            change, make, or rescind any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Return, file any net operating loss carryback claim, enter into an agreement with respect to Taxes with any Government Authority (including a “closing agreement” under Code Section 7121), surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action) provided this clause (t) shall not apply to accounting periods or tax accounting in respect of United States federal and state Income Taxes; or

(u)           agree to do any of the things described in the preceding clauses (a) through (t).

Notwithstanding any other provision to the contrary contained in this Section 5.1 or elsewhere in this Agreement, prior to the Closing Date, the Seller and its Affiliates shall be entitled to receive from the Companies any Cash or Excluded Assets owned or held by any Company or such Person prior to and as of the Closing by means of a dividend or distribution in respect of Company Stock, provided the record date of such dividend or distribution is before the Closing Date.  The Buyer agrees to cause any such dividends and distributions (net of any applicable withholding Taxes) to be paid to the Person who was the record owner of such stock as of the record date of such dividends or distributions.  Notwithstanding any other provision to the contrary contained in this Section 5.1 or elsewhere in this Agreement, prior to the Closing Date, the Seller and its Affiliates shall be entitled (A) to settle, resolve, accelerate or pay any receivables, payables or other liabilities among the Seller and its Affiliates (including between any Companies, or between any Company and the Seller or its other Affiliates) and (B) to form STR Turkey LLC and to contribute Seller’s equity interest in Specialized Technology Resources Laboratuar Hizmetleri Anonim Sirketi to STR Turkey LLC.

Section 5.2             Covenants Regarding Information.

(a)           From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause the Companies to, afford the Buyer and its Representatives reasonable access to the Seller’s personnel, Representatives, properties, offices, plants and other facilities, books and records relating to the Business and the Companies, and shall cause the Companies to furnish the Buyer with such financial, operating and other data and information relating to the Business as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Business and the Seller and its Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, none of the Seller or any of the Companies shall be required to disclose any information to the Buyer or its Representatives if such disclosure would, in the Seller’s sole reasonable judgment (i) jeopardize any attorney-client or other legal privilege, (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (iii) relate to any consolidated, combined or unitary Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.

(b)           In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Business or any Company), or as necessary for the Seller to conduct its business (including the Seller’s compliance with Tax Laws) following the Closing, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (i) retain the books and records relating to the Business and the Companies relating to periods prior to the Closing and (ii) afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5.2(b).

(c)           In order to facilitate the resolution of any claims made against or incurred by the Buyer or any Company, or as necessary for the Buyer to conduct the Business (including the Buyer’s compliance with Tax laws) following the Closing, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Business and the Companies relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(c).

Section 5.3             Update of Disclosure Schedules.  The Seller shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any matter resulting from any action taken by the Seller or any Company to which the Buyer expressly consented pursuant to Section 5.1.  Any supplemental or amended disclosure pursuant to the preceding sentence shall be deemed to have cured any breach of any representation or warranty made in this Agreement.  For the avoidance of doubt, no supplemental or amended disclosure other than one made pursuant to the first sentence of this Section 5.3 shall be deemed to have cured any breach of any representation or warranty made in this Agreement.  Nothing in this Agreement, including this Section 5.3, shall imply that the Seller is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.

Section 5.4             Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.

Section 5.5             Intercompany Arrangements. All contracts (other than intercompany loans and intercompany accounts) between a Company, on the one hand, and the Seller and its Affiliates (other than a Company), on the other hand, shall be cancelled without any consideration or further liability to any party prior to the Closing Date.  The Seller shall cause all intercompany loans (as opposed to ordinary course intercompany accruals) pursuant to which any Company is a party to be settled and repaid prior to the Closing Date.  The Seller shall cause all intercompany accounts (other than dividends payable) between a Company, on the one hand, and the Seller and its Affiliates (other than a Company), on the other hand, to be settled and repaid before the Closing Date.  The Seller shall cause all other balances in the intercompany accounts and intracompany accounts of any Company as of July 31, 2011 to be settled and repaid prior to the Closing Date.  The Seller represents and warrants that all activity in the intercompany accounts and intracompany accounts of any Company after July 31, 2011 consist only of ordinary course operating activity of such Company.

Section 5.6             No Solicitation.

(a)           The Buyer will not, for a period of two years following the Closing Date (or, if this Agreement is terminated prior to Closing, for a period of two years following the date of such termination), without the prior written consent of the Seller, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of the Seller or any of its Affiliates, at the date hereof or at any time hereafter that precedes the Closing or such termination, to terminate his or her employment with the Seller or such Affiliate; provided, however, that the Buyer shall not be prevented from employing any such Person who contacts the Buyer solely on his or her own initiative or in response to general advertisements in periodicals including newspapers and trade publications.  The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 5.6(a) would be inadequate, and that the Seller would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Seller.

(b)           The Seller will not, for a period of two years following the Closing Date (or, if this Agreement is terminated prior to Closing, for a period of two years following the date of such termination), without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of the Buyer or any of its Affiliates, at the date hereof or at any time hereafter that precedes the Closing or such termination, to terminate his or her employment with the Buyer or such Affiliate; provided, however, that the Seller shall not be prevented from employing any such Person who contacts the Seller solely on his or her own initiative or in response to general advertisements in periodicals including newspapers and trade publications.  The Seller agrees that any remedy at law for any breach by the Seller of this Section 5.6(b) would be inadequate, and that the Buyer would be entitled to injunctive relief in such a case.  If it is ever held that this restriction on the Seller is too onerous and is not necessary for the protection of the Buyer, the Seller agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Buyer.

Section 5.7             Resignations.  The Seller will deliver at the Closing the resignation of all of the directors or managers of the Companies, effective as of the Closing, except for such directors that the Buyer specifies in writing to the Seller prior to the Closing Date.

Section 5.8             Confidentiality.

(a)           Each of the parties shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated March 18, 2011 between the Buyer and the Parent (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.8 shall terminate; provided, however, that after the Closing Date, obligations of the Buyer and its Affiliates and Representatives under the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Materials (as defined in the Confidentiality Agreement) relating exclusively or primarily to the transactions contemplated by this Agreement.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)           For a period of two years following the Closing, (i) the Seller shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all Business Confidential Information and Transition Services Confidential Information and (ii) the Buyer shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all Transition Services Confidential Information, and for a period five years following the Closing, the Seller shall not, and shall cause its Affiliates and Representatives not to, disclose, or otherwise use, any Business

Confidential Information for the purpose of competing with the Business or in any way in which otherwise facilities the establishment or operation of a Competing Business; provided, however, that, in each case, the Seller or its Affiliates and Representatives may disclose such portion of the Business Confidential Information or Transition Services Confidential Information as the Seller or such Affiliate or Representative reasonably determines it is required by applicable Law or a listing agreement with a securities exchange to disclose if, to the extent permissible under applicable Law or such listing agreement, it promptly notifies the Buyer of such disclosure requirement prior to disclosure to enable the Buyer to seek an appropriate protective order or waiver of compliance with such listing agreement.  For purposes hereof, the term “Business Confidential Information” means all information that relates to the Business, the Contributed Assets and the Companies and the term “Transition Services Confidential Information” means all information that relates to, or is provided by the Seller (whether prior to or following the Closing), the Buyer (whether prior to or following the Closing) or the Companies in connection with, the provision by the Seller or the Buyer or their respective Affiliates of transition services pursuant to the Transition Services Agreement.

Section 5.9             Consents and Filings; Further Assurances.

(a)           Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, but not limited to, such consents, approvals, authorizations, qualifications and orders as are set forth in Schedule 3.3(a) of the Disclosure Schedules, and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law.

(b)           Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act.  Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)           Certain consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to contract to which the Seller or any Company is a party that have not and may not be obtained.  Except for liability that may result from a breach by the Seller of Section 5.9(a), the Seller and its Affiliates shall have no liability to the Buyer arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.10           Public Announcements.  The Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release, other public statement or securities or other disclosure filing with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement or disclosure filing prior to such consultation; provided that such consultation does not delay a securities or other disclosure filing required by applicable Law.

Section 5.11           Employee Matters.

(a)           None of the Buyer, any Company or any of their respective Subsidiaries shall assume or retain any Employee Plans (other than Non-US Plans) or any liability whatsoever related to such Employee Plans (other than Non-US Plans) and the Seller shall retain responsibility for all liabilities, claims, rights and payments under each Employee Plan (other than Non-US Plans).  Prior to the Closing Date, the Seller shall, or shall cause the Companies, to terminate or transfer sponsorship of all Employee Plans (other than Non-US Plans) from the Companies to the Seller.  The Companies shall retain responsibility for and sponsorship of all Non-US Plans.

(b)           During the period from the Closing Date through and including the second anniversary of the Closing Date, the Business Employees who remain in the employment of the Companies (the “Continuing Employees”) shall each receive (i) wages and cash bonus opportunities that are substantially comparable in the aggregate to the wages and cash bonus opportunities provided by the Seller or the Companies to each such Continuing Employee immediately prior to the Closing Date, (ii) long-term incentive awards (excluding equity-based compensation) that in the aggregate are no less favorable than the long-term incentive awards granted to similarly situated employees of the Buyer as of the date hereof and (iii) other employee benefits (excluding for all purposes of this clause (iii) equity and equity-based compensation and long-term incentive awards) that in the aggregate are substantially comparable to the other employee benefits provided under the Employee Plans to such Continuing Employees immediately prior to the Closing Date; provided that no provision of this Section 5.11(b) shall give any employee of a Company any right to continued employment or impair in any way the right of the Buyer or any Company to terminate the employment of any employee.  The Buyer shall provide Continuing Employees benefits that are consistent with the terms of all change in control, employment and severance plans and agreements of the Seller or the Companies as in effect immediately prior to the Closing Date, subject to the amendment and termination provisions of such agreements.  Notwithstanding the foregoing, the Seller shall be solely responsible for the payment of all compensation, benefits under any Employee Plan, including all change in control, employment and severance plans and agreements (or other bonus or compensation related in any way to the execution, delivery or performance of this

Agreement), claims and related costs, to Continuing Employees or any other employees based on or arising under any such employees’ employment with the Seller or any Company prior to the Closing.

(c)           After the Closing, the Buyer shall provide, or cause the Companies to provide, all Continuing Employees full credit for all purposes (including eligibility, vesting and benefit accrual, but not including accrual of benefits under any defined benefit pension plan) under the employee benefit plans and arrangements maintained by the Buyer or any Company in which such Continuing Employees participate after the Closing Date, for such Continuing Employees’ service with the Companies or its Affiliates or predecessors prior to such date, except as would result in a duplication of benefits.

(d)           With respect to any welfare plan maintained by the Buyer in which Continuing Employees are eligible to participate after the Closing Date, the Buyer and its Subsidiaries (including the Companies) shall use reasonable efforts to (i) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions with respect to participation and coverage requirements applicable to Continuing Employees to the extent such conditions, exclusions and requirements were satisfied or did not apply to Continuing Employees under the welfare plans of the Seller or the Companies prior to the Closing Date and (ii) provide each Continuing Employee with credit for any co-payments and annual deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(e)           The Seller shall be responsible for providing health continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all individuals who are “M&A Qualified Beneficiaries” as defined in Treas. Reg. Section 54.4980B-9 with respect to any Employee Plan in connection with the transaction contemplated in this Agreement.

Section 5.12           Noncompetition.

(a)           Except with the prior written consent of the Buyer, during the period commencing immediately after the Closing Date and ending on the fifth anniversary of the Closing Date, the Seller shall not, and shall cause its Subsidiaries (the Seller together with its Subsidiaries, the “Restricted Entities”) not to engage in any business that competes with the Business (as the Business is conducted immediately prior to the Closing Date) anywhere in the world (such business, as so conducted, a “Competing Business”).

(b)           Notwithstanding any provision to the contrary in this Section 5.12, any Restricted Entity may, directly or indirectly:

(i)            purchase or otherwise acquire by merger, purchase of assets, stock or controlling interest or otherwise any Person or business of which the consolidated revenue for the calendar month immediately preceding such acquisition derived from the portion of such Person or business that would otherwise cause non-compliance with Section 5.12(a) equals not more than 9.9% of the total consolidated revenue of such Person or business for the same period (such acquired Person, the “Acquired Entity”), so long as a Restricted Entity divests (or enters into an agreement to divest) within one year of such acquisition any portion of such business that would otherwise cause non-compliance with Section 5.12(a);

(ii)           acquire, own or manage for the account of third parties indirectly through a mutual fund, employee benefit plan, trust account not controlled by the Seller or similar investment pool or vehicle, not more than 9.9% of any class of security of any Person regardless of whether such Person engages in a Competing Business; or

(iii)          hold or make investments not in excess of 2% of the outstanding securities of any Person if such securities are listed on an internationally recognized securities exchange.

(c)           In the event any Subsidiary of the Seller ceases to be a Subsidiary of the Seller, the provisions of this Section 5.12 shall no longer apply to such Person.

(d)           If, at any time of enforcement of any of the provisions of this Section 5.12, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area of this Section 5.12 shall be limited to those that are reasonable under the circumstances.

Section 5.13           Closing Cash.  The Seller shall use its best efforts to cause each Company to have, as of the Closing, an amount of Closing Cash at least equal to the Scheduled Minimum Closing Cash with respect to such Company.

Section 5.14           Reimbursement for Replacement of Information Technology.  The Buyer shall, upon receipt of written notice from the Seller, promptly reimburse the Seller and its Affiliates (other than the Companies) for up to $180,000 in the aggregate of any costs or expenses incurred by the Seller or its Affiliates, before or after the Closing, in connection with the purchase and installation of, and transfer of data to, hardware or software information technology required, in the Seller’s reasonable judgment, as a result of the transactions contemplated by this Agreement and the Contribution Agreement, to operate the business of the Seller and its Affiliates after the Closing (which costs or expenses may include any amounts due to the Buyer from the Seller under the Transition Services Agreement).  Such written notice shall be accompanied by copies of any relevant third-party invoices with respect to the expenses to be reimbursed.

Section 5.15           Reimbursement for E&O Insurance.  The Buyer shall, at the Closing, reimburse the Seller for $400,000 of the cost of purchasing an “extended reporting period” on the Seller’s existing errors and omissions professional liability insurance policy to provide continuing insurance coverage with respect to claims made against the Seller or the Buyer for actions taken or omitted to be taken by the Business prior to the Closing and otherwise with terms substantially consistent with those set forth in Schedule 5.15 of the Disclosure Schedules.

Section 5.16           Nominee Shares.  At the Closing, the Seller shall (i) use its commercially reasonable efforts to cause all Nominee Shares to be transferred to any Person designated by the Buyer to whom such Nominee Shares may be transferred under applicable Law and (ii) deliver to the Buyer a written acknowledgement, in a form reasonably satisfactory to the Buyer, from each holder of any Nominee Shares are not transferred pursuant to clause (i) at the Closing (the “Post-Closing Nominee Shares”) that such holder will cause such Post-Closing Nominee Shares to be transferred to any Person designated by the Buyer to whom such Nominee Shares may be transferred under applicable Law as soon as practicable under applicable Law.  After the Closing, the Seller shall cause any Post-Closing Nominee Shares to be transferred to any Person designated by the Buyer to whom such Nominee Shares may be transferred under applicable Law as soon as practicable under applicable Law; provided, however, after the Closing, the Seller shall not be required to cause the transfer of any Nominee Share then held by any then employee of the Buyer or any of its Affiliates (including the Companies) (“Buyer Related Party Nominee Shares”); provided, further, however, that the Seller shall cooperate with the Buyer pursuant to Section 10.1 with respect to the transfer after the Closing of Buyer Related Party Nominee Shares.

ARTICLE VI
TAX MATTERS

Section 6.1             Tax Indemnity.  The Seller shall pay for, and indemnify the Buyer, its Affiliates (including the Companies) and all other Buyer Indemnified Parties from and against, the following Taxes (and all other related Losses):  (a) all Taxes (other than Buyer’s allocable share of any Transfer Taxes) of each Company for any Pre-Closing Period, or the portion of any Straddle Period ending on the Closing Date, to the extent such Taxes are not adequately provided for as a current liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax) for purposes of computing the Closing Net Working Capital (as finally determined); (b) all Taxes that any Company is liable for (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. applicable Laws) as a result of such Person (or any predecessor) being a member of (or leaving) an affiliated, consolidated, combined, unitary or similar Tax group on or before the Closing Date; (c) all Taxes that any Company is liable for as result of transferee liability, successor liability, joint and several liability, pursuant to a contract or otherwise for any Pre-Closing Period (or the portion of any Straddle Period ending on or before the Closing Date) or that are imposed as a result of an event or transaction occurring on or before the Closing Date; (d) all Taxes resulting from or arising out of a breach of a representation or warranty contained in Section 3.17 (or any certificate delivered hereunder that relates to such representations); (e) all Taxes resulting from or arising out of a breach of a covenant of any Seller or Representative contained in this Article VI or Section 5.1(t); (f) the Seller’s allocable share of any Transfer Taxes, as determined under Section 6.6; (g) any and all Excluded Taxes; (h) any and all Taxes (other than Transfer Taxes) resulting from the transactions effected by the Contribution Agreement or the Foreign Contribution Agreement; and (i) any income or capital gains Taxes imposed on any Company by tax authorities in China (or any state or political subdivision therein) as a result of the direct or indirect transfer of STR (Shanghai) Ltd., in each case without duplication.  Notwithstanding the foregoing, the Seller’s obligation in respect of a breach of any representation pursuant to Section 6.1(d) shall not include any Taxes arising in any period (or portion thereof) beginning after the Closing Date; provided that this sentence shall not apply to breaches of representations in Sections 3.17(g), (r) and (s).  Seller shall be obligated to indemnify a Person for a breach of a representation in Section 3.17(g) only if Buyer provides notice of such breach on or before the sixth (6th) anniversary of the Closing Date.  Seller shall be obligated to indemnify a Person for a breach of a representation in Section 3.17(r) only if Buyer provides notice of such breach on or before the third (3rd) anniversary of the Closing Date.  Seller shall be obligated to indemnify a Person for a breach of a representation in Section 3.17(s) only if Buyer provides notice of such breach on or before the first (1st) anniversary of the Closing Date.

Section 6.2             Returns and Tax Payments.

(a)           The Sellers shall be responsible for the preparation and filing of (1) all Returns of the each Company due (taking into account valid extensions) on or before the Closing Date and (2) all Income Tax Returns of any Company for any Pre-Closing Period (the “Seller Prepared Returns”) and, in each case, the payment of all Taxes payable with respect thereto.  The Sellers shall, at their sole cost and expense, prepare and timely file, or cause each Company to prepare and timely file, all the Seller Prepared Returns.  Other than U.S. federal and state income tax Returns, all such Returns shall be prepared in accordance with existing procedures, practices, and accounting methods of each Company (as applicable).  Seller shall provide Buyer with copies of completed drafts of such Returns other than U.S. federal and state Income Tax Returns at least thirty (30) days prior to the due date for filing thereof (including any extension thereof), along with appropriate supporting information and schedules, for Buyer’s review and approval, which approval shall not be unreasonably withheld or delayed.  Seller and the Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing.  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.2(f), which resolution shall be binding on the parties.

(b)           The Buyer shall be responsible for the preparation and filing of all Returns of the Companies other than the Seller Prepared Returns (the “Buyer Prepared Returns”).  The Buyer shall cause each Company to prepare and timely file all such Buyer Prepared Returns.  To the extent that such Return relates to a Pre-Closing Period, such Returns shall be prepared in a manner consistent with prior practice and conventions, unless such procedure, practice, accounting method or other contemplated treatment does not have sufficient legal support to avoid the imposition of Taxes in the form of penalties, in which case, such Returns shall be prepared in accordance with any good faith method determined by the Buyer that has sufficient support to avoid the imposition of Taxes in the form of penalties.  The Buyer’s good faith determination shall take into account the Seller’s indemnity obligations set forth in Section 6.1 above.  The Buyer shall deliver a draft of any Return relating to a Pre-Closing Period to the Seller for its review and approval at least thirty (30) days prior the due date (including any extension thereof), which approval shall not be unreasonably withheld or delayed.  Seller and Buyer shall attempt in good faith to resolve any disagreements regarding such Returns prior to the due date for filing (including any extension thereof).  In the event that Seller and Buyer are unable to resolve any dispute with respect to such Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 6.2(f), which resolution shall be binding on the parties.  The parties agree that the taxable years of the Companies shall end as of the Closing Date for applicable Tax purposes except where otherwise required by Law.  Where applicable, the parties agree to file elections to close the taxable year of any Company.

(c)           In the event that the Seller is liable for the payment of Taxes pursuant to Section 6.1 with respect to any Return relating to a Pre-Closing Period or Straddle Period, the Seller shall pay the Taxes owed at least two (2) Business Days before payment of such Taxes is due to the relevant Governmental Authority by wire transfer of immediately available fund to an account designed by the Buyer.  No payment pursuant to this Section 6.2(c) shall excuse the Seller from its indemnification obligations pursuant to Section 6.1 if the amount of Taxes as ultimately determined (by audit or otherwise) relating to a Pre-Closing Period or Straddle Period exceeds the amount of the Seller’s payment under this Section 6.2(c).

(d)                                 For purposes of preparing all Returns (and determining whether to make (or not make) certain elections, decisions, or positions on certain Returns), determining the Closing Net Working Capital and for purposes of determining indemnification and payment obligations with respect to Taxes under Section 6.1, the parties agree to use the following conventions: (i) any property taxes or other similar Taxes imposed on an annual basis shall be allocated based on the ratio of the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the Straddle Period; and (ii) all other Taxes (including Income Taxes, employment Taxes and sales and use Taxes) shall be determined based on an actual “closing of the books” as if such tax period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Company holds a beneficial interest shall be deemed to terminate at such time and all dividends and distributions declared before the Closing Date shall be treated as arising in the taxable period ending on the Closing Date).  In the case of clause (ii), exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.  In addition, all Taxes in the form of interest or penalties that relate to Taxes for any Pre-Closing Tax Period (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(e)                                  Unless otherwise required under applicable Law, the parties agree to treat all indemnification payments under this Agreement as adjustments to the Purchase Price for all relevant Tax purposes.

(f)                                    Notwithstanding anything to the contrary contained in this Agreement, in the case of any dispute as to any matter covered by Section 6.2(a) or (b) identified in such sections to be resolved in accordance with this Section 6.2(f) shall be resolved in accordance with Section 2.3(d) and this Section 6.2(f), and the fees and expenses of such accounting firm shall be borne equally by the Seller and the Buyer.  If any dispute with respect to a Tax Return (“Disputed Return”) is not resolved prior to the due date of the Disputed Return, (a) the Disputed Return shall be filed in the manner which the party responsible for preparing Disputed Return deems correct; (b) the dispute resolution process described in Section 2.3(d) shall continue, (c) the parties shall take any steps necessary to prevent the lapsing of the statute of limitations for filing an amended Tax Return with respect to the Disputed Return while such dispute resolution process is continuing, and (d) at the completion of the dispute resolution process, the parties shall, if necessary, cause an amended Tax Return to be filed with respect to the Disputed Return reflecting the position determined as a result of such dispute resolution process.

Section 6.3                                      Section 338(h)(10) Election.

(a)                                  The Seller and the Buyer shall make (and, as necessary, cause any Affiliate to make) elections pursuant to Section 338(h)(10) of the Code with respect to the domestic Subsidiaries, and shall cause similar elections to be made where available for state Tax purposes, including, but not limited to, participating in the timely filing of IRS Form 8023 and related or comparable forms for state, local, or foreign law purposes (collectively, the “Section 338(h)(10) Election”).  The Buyer shall prepare any forms and authorizations necessary to effect the Section 338(h)(10) Election (other than sections that relate to information regarding the Sellers and parties in the Sellers control), including, but not limited to, IRS Form 8023 and related or comparable forms for state, local, or foreign law purposes, and the Buyer shall provide them to the Sellers.  The Seller shall (and, to the extent the Seller is not treated as the owner of shares for income Tax purposes, the Seller shall cause the party that is treated as the owner of the shares for income Tax purposes to) execute and deliver to the Buyer, at the Closing, any forms and authorizations necessary to effect the Section 338(h)(10) Election.  The Buyer shall file such forms with the applicable Taxing authorities.  The Seller (and, to the extent a Seller is not treated as the owner of the shares for income Tax purposes, the Seller shall cause the party that is treated as the owner of the shares for income Tax purposes) and the Buyer shall also include such forms with their applicable Returns to the extent required by Law to effect the Section 338(h)(10) Election.  The Seller shall (and shall cause its Affiliates to) take such other actions as may reasonably be requested by the Buyer in order to facilitate the making of the Section 338(h)(10) Election.

(b)                                 Within thirty (30) days following the final determination of the Closing Net Working Capital pursuant to Section 2.3, the Buyer shall provide the Seller with its proposed allocation of the purchase price (the “Allocation”) among the Equity Interests and a further allocation among the assets of the Companies, as determined for purposes of Section 338 of the Code.  The Seller shall have twenty (20) days to review and provide written comments on the Allocation. If the Seller indicates its acceptance of the Allocation, or if the Seller does not provide any written comments on the Allocation or does not indicate in writing that the Allocation is unacceptable to the Seller within such twenty (20)-day period, then the Allocation shall be deemed agreed to by the parties. In such case, all Returns (including IRS Forms 8594 and 8883) shall be prepared in a manner consistent with such Allocation. If the Seller provides comments on the Allocation within such twenty (20)-day period, the Buyer and the Seller shall attempt to negotiate an agreement with respect to purchase price allocation. Any agreement with respect thereto shall be reflected in writing and shall be treated as the agreed Allocation. In such case, all Returns (including IRS Forms 8594 and 8883) shall be prepared in a manner consistent with such agreed Allocation. If the parties fail to arrive at an agreed Allocation within six (6) months following the Closing, the parties shall engage an independent account firm using the principles of Section 2.3(d) to determine such Allocation.  Notwithstanding the foregoing, the parties agree that the Allocation to the foreign Subsidiaries (whether agreed amongst the parties or as determined by such accounting firm) shall not be less than $100 million.

(c)                                  The Buyer covenants that with respect to each of DomesticCo and ForeignCo, the Buyer shall cause all of the Equity Interests of each such Company to be purchased by the Buyer or by a single designee of the Buyer.

(d)                                 The Buyer represents that the Buyer is a corporation for the purposes of Section 338 of the Code and that any designee of the Buyer shall be a corporation for the purposes of Section 338 of the Code (or a disregarded entity owned by an entity that is a corporation for the purposes of Section 338 of the Code).  The Buyer shall save, defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all incremental state income tax liability of the Seller and its Affiliates resulting from the breach of the forgoing representation; provided that the maximum amount recoverable by the Seller pursuant to this Section 6.3(d) shall not exceed $2,500,000; provided, further, that the Buyer shall not be liable to the Seller for any claim for indemnification pursuant to this Section 6.3(d) unless and until the aggregate amount of incremental state income taxes that may be recovered from the Seller pursuant to this Section 6.3(d) exceeds $200,000.  The indemnification provided in this Section 6.3(d) shall be the sole remedy for breach of the representation in this Section 6.3(d).  In the event of any claim by any state taxing authority for additional state income taxes indemnified under this Section 6.3(d), the Seller shall contest such claim and the Buyer and the Seller shall jointly control such contest.

Section 6.4                                      Section 338 Election for Foreign Subsidiaries.  Except for CTC Asia Limited and STR France, Buyer shall make an election under Section 338(g) with respect to every foreign Subsidiary organized outside the United States (and Seller shall cooperate with Buyer in making such election and shall take such actions as reasonably requested by the Buyer to make such election).

Section 6.5                                      Cooperation on Tax Matters.  The Buyer, the Companies, the Representative and each Seller shall (and shall cause their respective Affiliates to) (i) assist in the preparation and timely filing of any Return of any Company; (ii) assist in any audit or other Action with respect to Taxes or Returns of any Company (whether or not a Tax Matter); and (iii) provide certificates or forms, and timely execute any Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.  The Buyer and the Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  The Buyer, the Companies, the Representative, and the Sellers will retain, and will cause their Affiliates to retain, for the full period of any statute of limitations all books and records, documents and other information with respect to Pre-Closing Period Taxes.  At the end of such period, the Buyer shall provide the Seller with at least thirty (30) days prior written notice before transferring, destroying or discarding any such books and records, during which period the Seller can elect to take possession, at the expense of the Seller, of such books and records.  The Sellers shall provide the Buyer with any information reasonably necessary for the Buyer, the Companies, and any Affiliates of the foregoing to comply with any information reporting requirements under the Code or other applicable Laws or to complete any Return in accordance with the Code or any applicable Laws.  Without limiting the foregoing, the Sellers shall provide the Buyer with any information reasonably necessary to allow the Buyer to comply with Code Section 6043A.

Section 6.6                                      Transfer Taxes.  All transfer, stamp, documentary, sales, use excise, value added, registration, recording and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the shares in the Companies or the transactions contemplated by the Contribution Agreement or the Foreign Contribution Agreement (collectively, “Transfer Taxes”) shall be paid equally by the Buyer and the Seller.

Section 6.7                                      Tax Contests.

(a)                                  The Seller and the Buyer shall notify each other within thirty (30) days of receipt of written notice of any inquiries, claims, actions, suits, assessments, audits or similar proceedings or Actions with respect to Taxes of the Companies relating to a Pre-Closing Period or Straddle Period (a “Tax Matter”).  Any failure or delay to so notify the other party of any Tax Matter shall not relieve such other party of any liability with respect to such Tax Matters except to the extent such failure or delay materially adversely affects the interest of the party.

(b)                                 The Seller shall have the right (at Seller’s sole cost and expense) to assume and control the defense, conduct and settlement of any Tax Matter (including, without limitation, administrative appeals, claims for refund, suits filed in any court, the execution of any waiver of any statute of limitation with respect to any taxable year ending on or before the Closing Date, filing court action, appeals and settlements) that relates to a Pre-Closing Tax Period; provided, however, that the Buyer shall have the right to participate in any such Tax Matter at its the sole expense.  Without the other party’s consent, which consent shall not be unreasonably withheld, conditioned, delayed or denied, neither party may settle, resolve, concede or otherwise compromise any such Tax Matter; provided, however, the Seller shall not be required to obtain the consent of Buyer for U.S. federal or state income Tax Matters for any Pre-Closing Tax Period if the Seller pays all of the resulting liability at the time of such settlement.

Section 6.8                                      Tax Sharing Agreements.  Prior to the Closing Date, all agreements by and among any Company, on the one hand, and any other Person, on the other hand, with respect to the sharing of Taxes and Tax benefits shall be cancelled such that no Company shall have any obligation thereunder.

Section 6.9                                      Amended Tax Returns or Retroactive Elections.  The Buyer shall not, and shall not allow any Company to, make any retroactive election in respect of Taxes that would impact any Pre Closing Period, in each case without the express written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that a failure to provide consent where such amendment or election is required by Law would be considered to have been unreasonably withheld) unless the Buyer agrees that the Seller is not liable for any Taxes as a result of any such amendment or election.

Section 6.10                                Exclusivity.  The provisions of this Article VI shall not be governed by the limitations contained in Article VIII (other than Section 8.1 and Section 8.6(b)(i)) and to the extent there is a conflict between this Article VI and Article VIII, the provisions of this Article VI shall control.

Section 6.11                                Chinese Tax Matters.  The Seller will fulfill any information filing obligation pursuant to Circular 698 as a result of the direct or indirect transfer of STR (Shanghai) Ltd.

Section 6.12                                Indemnity Limitations.

(a)                                  Buyer shall not be entitled to any indemnity pursuant to Section 6.1(d) for a breach of a representation in Section 3.17(r) unless and until the aggregate liability of Seller for any such breach would exceed $25,000.

(b)                                 Buyer shall not be entitled to any indemnity pursuant to Section 6.1(d) for a breach of a representation in Section 3.17(s) unless and until the aggregate liability of Seller for any such breach would exceed $25,000 and shall be limited to Taxes imposed with respect to revenues that are accrued for GAAP purposes but unpaid as of the Closing Date.

Section 6.13                                Dividends/Distributions.  To the extent a dividend or distribution paid after the Closing to a holder of record prior to the Closing Date does not constitute a return of capital for U.S. federal income tax purposes, the Seller agrees to (or, as applicable, cause its Affiliates or other applicable holder to) include all such dividends or distributions in income in the Tax period (or portion thereof) ending on the Closing Date (either as a dividend, gain, as an inclusion under subpart F or otherwise), and the Buyer agrees to take positions on its Tax Returns (and, as applicable, cause its Affiliates and the Companies to take positions on their Tax Returns) that are consistent with such treatment.  If any taxing authority challenges such treatment and proposes the inclusion of such dividends or distributions in income of the Buyer, its Affiliates (including the Companies in Tax periods, or portions of Tax periods, beginning after the Closing Date) or any other Buyer Indemnified Party (including as an inclusion under subpart F or otherwise), the Seller agrees to indemnify the Buyer, its Affiliates (including the Companies) or any other Buyer Indemnified Party against any Taxes that may result from such challenge.  At the Seller’s request, the Buyer shall (at Seller’s cost and expense) contest any such finding by any taxing authority and allow the Seller to participate in such contest.  The Buyer shall not settle any such contest without the written consent of the Seller (such consent not to be unreasonably withheld).

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.  All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.

Section 7.2                                      Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)                                  The representations and warranties of the Buyer contained in this Agreement, the Ancillary Agreements and any certificate delivered pursuant hereto shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date in all respects), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.  The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)                                 The Seller shall have received an executed counterpart of the Assignment Agreements, signed by a member of the Buyer Group, and the Transition Services Agreement, signed by the Buyer.

(c)                                  The Seller shall have received from the Buyer a duly executed certificate of the secretary of the Buyer certifying as to (i) the certificate of incorporation and bylaws of the Buyer, (ii) the resolutions of the Board of Directors of the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) the incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements.

Section 7.3                                      Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                                  The representations and warranties of the Seller contained in this Agreement, the Ancillary Agreements and any certificate delivered pursuant hereto shall be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of the specified date in all respects), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect or a Seller Material Adverse Effect.  The Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)                                 The Buyer shall have received an executed counterpart of the Assignment Agreements, the Lease Agreement, the Trademark License Agreement and the Transition Services Agreement, signed by Seller, its Subsidiary and the Companies parties thereto.

(c)                                  The Seller and DomesticCo shall have executed the Contribution Agreement and the transactions contemplated by the Contribution Agreement shall have been consummated in accordance with its terms immediately prior to the Closing.

(d)                                 The Seller and ForeignCo shall have executed the Foreign Contribution Agreement and the transactions contemplated by the Foreign Contribution Agreement shall have been consummated in accordance with its terms immediately prior to the Closing.

(e)                                  All Buyer Required Consents shall have been obtained.

(f)                                    There shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had a Seller Material Adverse Effect or a Business Material Adverse Effect.

(g)                                 The Buyer shall have received from the Seller a duly executed certificate of the secretary of the Seller certifying as to (i) the certificate of incorporation and bylaws of the Seller, (ii) the resolutions of the Board of Directors of the Seller authorizing the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) the incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements.

(h)                                 The Buyer shall have received a certificate of non-foreign status described in Treasury Regulations Section 1.1445-2(b)(2) and executed by each Seller.

(i)                                     Provided the Buyer has provided an original of a properly completed IRS Form 8023 to the Seller in accordance with Section 6.3(a) at least five (5) Business Days prior to the Closing with respect to the acquisition of each domestic Subsidiary by the Buyer, the Seller shall have provided such IRS Forms 8023 executed by each Seller (or any other Person that is treated as the owner of the shares of the applicable Company for income Tax purposes or is otherwise required to sign the IRS Form 8023 with respect to a Seller).

(j)                                     The Buyer shall have received evidence, in a form reasonably satisfactory to the Buyer, of the satisfaction of the covenants set forth in Section 5.5.

(k)                                  The Buyer shall have received evidence, in a form reasonably satisfactory to the Buyer, of the release of all Encumbrances (other than Permitted Encumbrances) on the Purchased Assets.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                      Survival of Representations, Warranties and Covenants.  The representations and warranties of the Seller and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing until December 31, 2012; provided, that the representations and warranties set forth in Sections 3.1 and 4.1 (Organization and Qualification), Sections 3.2 and 4.2 (Authority), Section 3.4 (Equity Interests), Section 3.5 (Capitalization), Section 3.7 (Title to and Sufficiency of Contributed Assets) and Section 3.21 and Section 4.5 (Brokers) shall survive indefinitely (Sections 3.1, 3.2, 3.4, 3.5, 3.7, 3.21, 4.1, 4.2 and 4.5 are collectively referred to herein as the “Core Representations”); and provided, further that the representations and warranties set forth in Section 3.17 (Taxes) or Article VI (the “Tax Representations”) and Section 3.18 (Environmental Matters) (the “Environmental Representations”) shall survive until the expiration of the applicable statute of limitations (after giving effect to any tolling, waiver, mitigation or extension thereof) plus 60 days.  The covenants and agreements of the Seller and the Buyer contained in this Agreement that, by their terms, contemplate performance solely prior to the Closing (other than covenants and agreements provided in Article VI) shall survive the Closing until December 31, 2012.  The covenants and agreements of the Seller and the Buyer contained in this Agreement that by their terms contemplate performance in whole or in part after the Closing (other than covenants and agreements provided in Article VI) shall remain in full force and effect for a period of 18 months following the date, if any, by which such covenant or agreement is required to be performed.  For the avoidance of doubt, any such covenant or agreement that does not contemplate a date by which it is required to be performed (including the covenants and agreements provided in Article VI) shall survive indefinitely.  The covenants and agreements contained in Article VI shall survive until the expiration of the applicable statute of limitations (after giving effect to any tolling, waiver, mitigation or extension thereof) plus 60 days.  The survival periods set forth herein are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.

Section 8.2                                      Indemnification by the Seller.  The Seller shall save, defend, indemnify and hold harmless the Buyer and its Affiliates (including the Companies), officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, orders, penalties, costs and expenses (including reasonable attorneys’ fees, Taxes (without duplication of amounts payable under Article VI) costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent resulting from:

(a)                                  any breach of any representation or warranty made by the Seller contained in this Agreement or any certificate delivered pursuant hereto (except for the Tax Representations, for which the rights and obligations of the parties with respect to indemnification shall be governed by Article VI);

(b)                                 any breach of any covenant or agreement by the Seller contained in this Agreement, the Contribution Agreement, the Foreign Contribution Agreement or the Trademark License Agreement;

(c)                                  the matters disclosed on Schedule 3.23 of the Disclosure Schedules; or

(d)                                 any Excluded Liabilities.

Section 8.3                                      Indemnification by the Buyer.  The Buyer shall save, defend, indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent resulting from:

(a)                                  any breach of any representation or warranty made by the Buyer contained in this Agreement or any certificate delivered pursuant hereto;

(b)                                 any breach of any covenant or agreement by the Buyer contained in this Agreement, the Contribution Agreement, the Foreign Contribution Agreement or the Trademark License Agreement; or

(c)                                  any Assumed Liabilities.

Section 8.4                                      Shared Pre-Closing Losses.  The Buyer shall save, defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Shared Pre-Closing Losses until the aggregate amount of Shared Pre-Closing Losses incurred by the Seller Indemnified Parties and the Buyer Indemnified Parties resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances equals or exceeds $25,000, in which case, the Seller shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against all of such excess aggregate Shared Pre-Closing Losses incurred by the Seller Indemnified Parties and the Buyer Indemnified Parties.

Section 8.5                                      Procedures.

(a)                                  In order for a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                 The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).

(c)                                  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(d)                                 For the avoidance of doubt, Section 6.7 shall govern Tax Contests and this Section 8.5 shall not apply to such Tax Contests.

(e)                                  For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Business Material Adverse Effect, Buyer Material Adverse Effect, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.6                                      Limits on Indemnification.

(a)                                  No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.2(a) and the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by the Seller Indemnified Parties pursuant to Section 8.3(a), in each case, shall be $27,500,000 (the “Cap”); provided, that any Losses resulting from breaches by the Seller or the Buyer of any of the Core Representations, Tax Representations or Environmental Representations shall not be subject to the Cap and such Losses shall not count towards satisfaction of the Cap; provided further, that the aggregate amount of all indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Article VI or Sections 8.2(a) or (c) or from the Buyer by the Seller Indemnified Parties pursuant to Section 8.3(a) (including, in each case, with respect to any Losses resulting from breaches of any Core Representation) shall not exceed, in each case, the Purchase Price; provided further, that for the avoidance of doubt, the Cap shall not apply to any indemnifiable Losses resulting from any Excluded Liabilities or Assumed Liabilities.

(ii)                                  the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8.2(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $2,500,000 (the “Deductible Amount”), in which case the Seller shall be liable only for the Losses in excess of the Deductible Amount, and the Buyer shall not be liable to any Seller Indemnified Party for any claim for indemnification pursuant to Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Buyer equals or exceeds the Deductible Amount, in which case the Buyer shall be liable only for the Losses in excess of the Deductible Amount; provided, however, in each case, that no Losses may be claimed by any Buyer Indemnified Party or any Seller Indemnified Party or shall be reimbursable by the Seller or the Buyer or shall be included in calculating the aggregate Losses for purposes of this clause (ii) other than Losses in excess of $250,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided further, that Losses resulting from any breaches by the Seller or the Buyer of Core Representations, Tax Representations or Environmental Representations shall not be subject to the Deductible Amount or the Minimum Loss Amount and shall instead be recoverable from the first dollar thereof; provided further, that for the avoidance of doubt, the Deductible Amount and the Minimum Loss Amount shall not apply to any indemnifiable Losses resulting from any Excluded Liabilities or Assumed Liabilities.

(iii)                               the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific accrual or reserve for the amount of such Loss was reflected on the Closing Balance Sheet;

(iv)                              the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.3;

(v)                                 no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses;

(vi)                              in the event the Seller proceeds with the Closing notwithstanding actual knowledge by the Seller or any Affiliate of the Seller at or prior to the Closing of any breach by the Buyer of any representation, warranty or covenant in this Agreement, no Seller Indemnified Party shall have any claim or recourse against the Buyer or any of its Affiliates or Representatives with respect to such breach, under this Article VIII or otherwise; and

(vii)                           in the event the Buyer proceeds with the Closing notwithstanding actual knowledge by the Buyer or any Affiliate of the Buyer at or prior to the Closing of any breach by the Seller of any representation, warranty or covenant in this Agreement, no Buyer Indemnified Party shall have any claim or recourse against the Seller or any of its Affiliates or Representatives with respect to such breach, under this Article VIII or otherwise.

(c)                                  For all purposes of this Article VIII, “Losses” shall be net of any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification.

(d)                                 The Buyer and the Seller shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss.  In the event that the Buyer or the Seller shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made.  Without limiting the generality of the foregoing, the Buyer and the Seller shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

Section 8.7                                      Assignment of Claims.  If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8.2 and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment.  If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Buyer Indemnified Party will, at the Seller’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor.  Any payment received in respect of such claim against the Potential Contributor (whether by the Seller or the relevant Buyer Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party plus, in the case of any claim by a Buyer Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Buyer Indemnified Party.

Section 8.8                                      Exclusivity.

(a)                                  After the Closing, subject to the foregoing, Article VI and this Article VIII will provide the exclusive remedy against the Seller for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby, and effective as of the Closing, the Buyer, on behalf of itself and the other Buyer Indemnified Parties, waives any other claims any Buyer Indemnified Party may have against the Seller relating to the Business, the Companies and/or the transactions contemplated hereby.

(b)                                 After the Closing, subject to the foregoing, Article VI and this Article VIII will provide the exclusive remedy against the Buyer for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby, and effective as of the Closing, the Seller, on behalf of itself and the other Seller Indemnified Parties, waives any other claims any Seller Indemnified Party may have against the Buyer relating to the Business, the Companies and/or the transactions contemplated hereby.

ARTICLE IX
TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of the Buyer and the Seller;

(b)                                 (i) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (ii) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(c)                                  (i) by the Seller, if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to September 30, 2011 (the “Termination Date”) or (ii) by the Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;

(d)                                 by either the Seller or the Buyer if the Closing shall not have occurred by the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(e)                                  by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.9.

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2                                      Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.21 and 4.5 (Brokers), Section 5.8 (Confidentiality), Section 5.10 (Public Announcements), Section 9.3 (Fees and Expenses), Section 10.5 (Notices), Section 10.8 (No Third-Party Beneficiaries), Section 10.9 (Governing Law), Section 10.10 (Arbitration), Section 10.11 (Submission to Jurisdiction), Section 10.15 (Enforcement), and this Section 9.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 9.3                                      Fees and Expenses.  All fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated, except that all filing and other fees paid in respect of the HSR Act and any other similar Law in connection with the transactions contemplated hereby shall be shared equally by the Seller and the Buyer.

ARTICLE X
GENERAL PROVISIONS

Section 10.1                                Further Assurance.  Without limiting the other provisions of this Agreement, upon the terms and subject to the conditions herein, prior to and following the

Closing Date, each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect better the transactions contemplated herein and in the Ancillary Agreements and to carry into effect the intents and purposes of this Agreement and the Ancillary Agreement.

Section 10.2                                Wrong Pocket.  In the event that the Seller or any of its Subsidiaries receives any payment constituting or arising from a Contributed Asset after the Closing Date, the Seller agrees to promptly remit (or cause to be promptly remitted) such funds to the Buyer.  In the event that the Buyer or any of its Subsidiaries receives any payment constituting or arising from an Excluded Asset after the Closing Date, the Buyer agrees to promptly remit (or cause to be promptly remitted) such funds to the Seller.

Section 10.3                                Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 10.4                                Waiver.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 10.5                                Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)                                     if to the Seller, to:

1699 King Street
Enfield, Connecticut 06082
Attention:  Alan Forman, General Counsel
Facsimile:  (860) 758-7301

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2029 Century Park East, Suite 4000
Los Angeles, California 90067
Attention:  Jonathan K. Layne
Facsimile:  (310) 552-7053

(ii)                                  if to the Buyer, to:

333 Pfingsten Road
Northbrook, Illinois 60062
Attention:  Jason Fischer, Vice President, Corporate Development
Facsimile:  (847) 407-1600

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention:  Terrence R. Brady

Facsimile:  (312) 558-5700

Section 10.6                                Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.7                                Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 10.8                                No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VIII.

Section 10.9                                Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10                          Arbitration.

(a)                                  Except for the determinations to be made pursuant to Section 2.3(d) or Section 6.2(f) of this Agreement or claims seeking specific performance of the terms hereof or other equitable relief hereunder, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New Castle County, Delaware, before a panel of three arbitrators (the “Arbitration Panel”).  The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  Judgment on any award of the arbitrator may be entered in any court having jurisdiction pursuant to Section 10.11.  This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration from any court of having jurisdiction pursuant to Section 10.11.

(b)                                 Within fifteen (15) days after the commencement of the arbitration, each party shall select one arbitrator to serve on the Arbitration Panel, and the two so selected shall select within thirty (30) days of the commencement of the arbitration a third arbitrator to serve on the Arbitration Panel.  If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the third arbitrator shall be appointed by JAMS in accordance with its rules. All arbitrators shall serve on the Arbitration Panel as neutral, independent and impartial arbitrators.

(c)                                  The parties agree that they will attempt, and they intend that they and the Arbitration Panel should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the Arbitration Panel within one-hundred fifty (150) days from the date of selection of the arbitrators; provided, however, that the Arbitration Panel shall be entitled to extend such one-hundred fifty (150) day period one or more times to the extent the Arbitration Panel deems it necessary to adjudicate the claim.  The Arbitration Panel shall promptly deliver a decision with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.  Each party to such arbitration agrees that any decision of the Arbitration Panel shall be final, conclusive and binding.  It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 10.10 by bringing suit in any court having jurisdiction pursuant to Section 10.11.

(d)                                 The Arbitration Panel may, in its discretion, award or allocate all or part of the costs of the arbitration, including the fees of the Arbitration Panel and the reasonable attorneys’ fees of the prevailing party.

Section 10.11                          Submission to Jurisdiction.  Subject to Section 10.10, Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any state or Federal court sitting in New Castle County, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware, as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware, as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.12                          Disclosure Generally.  Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.13                          Personal Liability.  Except as explicitly contemplated by this Agreement, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.

Section 10.14                          Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign any of its rights under this Agreement, including the right to purchase all or any portion of the Equity Interests, to one or more of Buyer’s Affiliates, without the prior consent of the Seller; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer; provided still further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 10.15                          Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or Federal court sitting in New Castle County, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.16                          Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.17                          Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.18                          Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.19                          Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.20                          Facsimile Signature.  This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 10.21                          Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.22                          No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.23                          Parent Obligations.  The Parent shall cause the Seller to perform all of its obligations hereunder.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECIALIZED TECHNOLOGY RESOURCES, INC.

By:	/s/ Dennis L. Jilot
	Name:	Dennis L. Jilot
	Title:	Chairman, President &
Chief Executive Officer

UNDERWRITERS LABORATORIES INC.

By:	/s/ Keith E. Williams
	Name:	Keith E. Williams
	Title:	President & Chief Executive Officer

For purposes of Section 10.23 only:

STR HOLDINGS, INC.

By:	/s/ Dennis L. Jilot
	Name:	Dennis L. Jilot
	Title:	Chairman, President &
Chief Executive Officer

Signature Page to Equity Purchase Agreement